Filed pursuant to Rule 424(b)(5)

Registration No. 333-53914

PROSPECTUS SUPPLEMENT

(To Prospectus Dated January 31, 2001)

$325,000,000

Level 3 Communications, Inc.

2.875% Convertible Senior Notes due 2010

The notes will bear interest at the rate of 2.875% per year. Interest on the notes is payable on July 15 and January 15 of each year, beginning on January 15, 2004. The notes are convertible by holders into shares of our common stock at an initial conversion price of $7.18 per share (subject to adjustment in certain events) at any time following issuance of the notes, unless we previously have redeemed or repurchased the notes or unless the notes have matured.

The notes will mature on July 15, 2010. After July 15, 2007, under certain circumstances, we may redeem the notes in whole or in part by paying a “make-whole” premium based on U.S. Treasury rates as described under the caption “Description of Notes—Redemption of Notes at Our Option.”

The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness. Under certain circumstances, holders of the notes will have the right to require us to repurchase all or any part of their notes at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the repurchase date.

We have also granted the underwriters named in this prospectus supplement an option to purchase up to an additional $48,750,000 principal amount of notes solely for the purpose of covering over-allotments, if any.

Our common stock is quoted on the Nasdaq National Market under the symbol “LVLT”. The last reported price of the common stock on July 1, 2003, was $6.03 per share.

Investing in the notes involves risks. See “ Risk Factors” beginning on page S-10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price	$1,000	$325,000,000
Underwriting Discount	$30	$9,750,000
Proceeds to Level 3 Communications, Inc. (before expenses)	$970	$315,250,000

The underwriters expect to deliver the notes to purchasers on or about July 8, 2003.

Citigroup

Credit Suisse First Boston

JPMorgan

Merrill Lynch & Co.

Morgan Stanley

July 1, 2003

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

Prospectus Supplement

(i)

INFORMATION REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement contains or incorporates by reference forward looking statements. These forward looking statements include, among others, statements concerning:

•	the Company’s communications and information services business, its advantages and the Company’s strategy for continuing to pursue the business plan;

•	anticipated growth and recovery of the communications and information services industry;

•	plans to devote significant management time and capital resources to the Company’s business;

•	expectations as to the Company’s future revenues, margins, expenses and capital requirements;

•	anticipated dates on which the Company will begin providing certain services or reach specific milestones in the development and implementation of its business; and

•	other statements of expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

You should be aware that these forward-looking statements are subject to risks and uncertainties, including financial, regulatory, environmental, industry growth and trend projections, that could cause actual events or results to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to, the Company’s failure to:

•	overcome the softness in the economy given its disproportionate effect on the telecommunications industry;

•	integrate strategic acquisitions;

•	increase the volume of traffic on the Level 3 network;

•	attract and retain qualified management and other personnel;

•	successfully complete commercial testing of new technology and Company information systems to support new products and services, including voice transmission services;

•	meet all of the terms and conditions of the Company’s debt obligations;

•	overcome Software Spectrum’s reliance on financial incentives, volume discounts and marketing funds from software publishers;

•	reduce downward pressure of Software Spectrum’s margins as a result of the use of volume licensing and maintenance agreements; and

•	develop new products and services that meet customer demands and generate acceptable margins.

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This is not intended to be a complete description of the matters covered in this prospectus supplement and the accompanying prospectus and is subject to, and qualified in its entirety by, reference to the more detailed information and financial statements (including the notes thereto) included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

The Company

Level 3 Communications, Inc. and its subsidiaries (“Level 3” or the “Company”) engage primarily in the communications and information services businesses. In late 1997, the Company announced a business plan to increase substantially its information services business and to expand the range of services it offers by building an advanced, international, facilities based communications network based on Internet Protocol technology (the “Business Plan”). The Company is a facilities based provider (that is, a provider that owns or leases a substantial portion of the plant, property and equipment necessary to provide its services) of a broad range of integrated communications services. The Company has created, generally by constructing its own assets, but also through a combination of purchasing and leasing of facilities, the Level 3 Network—an advanced, international, facilities based communications network. The Company has designed the Level 3 Network to provide communications services, which employ and leverage rapidly improving underlying optical and Internet Protocol technologies.

Level 3’s Communications Strategy.    The Company is seeking to capitalize on the opportunities presented by significant advancements in optical and Internet Protocol technologies by pursuing its Business Plan. Key elements of the Company’s strategy include:

•	Become the Low Cost Provider of Communications Services. Level 3’s network has been designed to provide high quality communications services at a lower cost. For example, the Level 3 Network is constructed using multiple conduits to allow the Company to cost-effectively deploy future generations of optical networking components (both fiber and transmission electronics and optronics) and thereby expand capacity and reduce unit costs. In addition, the Company’s strategy is to maximize the use of open, non-proprietary interfaces in the design of its network software and hardware. This approach is intended to provide Level 3 with the ability to purchase the most cost-effective network equipment from multiple vendors and allow Level 3 to deploy new technology more rapidly and effectively.

•	Combine Latest Generations of Fiber and Optical Technologies. In order to achieve unit cost reductions for transmission capacity, Level 3 has designed its network with multiple conduits to deploy successive generations of fiber to exploit improvements in optical transmission technology. Optimizing optical transmission systems to exploit specific generations of fiber optic technology currently provides transmission capacity on the new fiber more cost effectively than deploying new optical transmission systems on previous generations of fiber.

•	Offer a Comprehensive Range of Communications Services. The Company provides a comprehensive range of communications services over the Level 3 Network. The Company is offering broadband transport services under the brand name (3)LinkSM, colocation services under the brand name (3)CenterSM Colocation, MPLS based private networks under the brand name (3)PacketSM MPN, Internet access services under the brand name (3)CrossroadsSM, and Softswitch based services under the brand names (3)ConnectSM Modem and (3)VoiceSM. The availability of these services varies by location.

•

Provide Upgradeable Metropolitan Backbone Networks.    Level 3’s significant investment in metropolitan optical networks enables the Company to connect directly to points of traffic aggregation. These traffic aggregation facilities are typically locations where Level 3’s customers wish to interconnect with the Level 3 Network. Level 3’s metropolitan backbone networks allow Level 3 to extend its network services to these aggregation points at low costs. As of December 31, 2002, the Company had constructed metropolitan networks totaling approximately 14,560 conduit miles and approximately 792,000 fiber miles in the United States, and approximately 3,580 conduit miles and approximately 155,000 fiber miles in Europe. The Company believes that these metropolitan networks are a significant strategic advantage versus other intercity communications companies that must connect to customers using potentially high cost, low capacity, legacy facilities provided by former local monopoly providers. This difficult situation is sometimes referred to as the “local loop bottleneck”.

•	Provide Colocation Facilities. Level 3 believes that providing colocation services on its network attracts communications intensive customers by allowing Level 3 to offer those customers reduced bandwidth costs, rapid provisioning of additional bandwidth, interconnection with other third-party networks and improved network performance. Therefore, Level 3 believes that controlling colocation facilities in its Gateways provides it with a competitive advantage. As of December 31, 2002, Level 3 had secured approximately 5.0 million square feet of space for its Gateway and colocation facilities and had completed the buildout of approximately 3.2 million square feet of this space.

•	Target Top 300 Global Bandwidth Customers. The Company’s communications services distribution strategy is to utilize a direct sales force focused on high bandwidth generating businesses. These businesses include incumbent local exchange carriers, established next generation carriers, international carriers also known as PTTs, major ISPs, broadband cable television operators, major interexchange carriers, governments, academic consortia and media and entertainment content providers. Providing communications services at continually declining bandwidth costs and prices is at the core of the Company’s market enabling strategy since bandwidth generally represents a substantial portion of these businesses’ costs.

•	Pursue Consolidation Opportunities. The Company from time to time evaluates possible acquisition opportunities. In evaluating potential consolidation opportunities, among other criteria, the Company evaluates the potential acquisition according to the transaction’s ability to generate positive cash flow from high credit quality customers. In addition, the Company generally pursues opportunities to acquire recurring revenues that come predominantly from services the Company already provides, in geographic areas that are already served, with customers that are consistent with Level 3’s existing customer base. On February 4, 2003, Level 3 announced the acquisition of substantially all of the assets and operations of Genuity Inc., a Massachusetts-based provider of communications services (“Genuity”). Under the agreement, Level 3 paid $60 million in net cash consideration to Genuity and assumed certain long-term operating agreements. As part of the transaction, the Company also paid $77 million in cash for assumed network obligations to be used by Level 3 during 2003. As part of the transaction, Level 3 assumed most of Genuity’s existing customer contracts and in addition, has signed new multi-year customer contracts.

•	Provide Seamless Interconnection to the Public Switched Telephone Network (the “PSTN”). The Company offers (3)VoiceSM long distance service, which allows the seamless interconnection of the Level 3 Network with the PSTN for long distance voice transmissions. Seamless interconnection allows customers to use Level 3’s Internet Protocol based services without modifying existing telephone equipment or dialing procedures (that is, without the need to dial access codes or follow other similar special procedures). The Company’s (3)ConnectSM Modem turnkey modem infrastructure service uses similar Softswitch technology to seamlessly interconnect to the PSTN and to the public Internet.

•	Develop Advanced Operational Processes and Business Support Systems. The Company has developed and continues to develop a substantial, scalable and web-enabled operational processes and business support system infrastructure specifically designed to enable the Company to offer services efficiently to its targeted customers. The Company believes that this system offers the Company’s customers industry leading performance standards, reduces its operating costs, gives its customers direct control over some of the services they buy from the Company and allows the Company to grow rapidly while minimizing redesign of its business support systems.

•	Attract and Motivate High Quality Employees. The Company has developed programs designed to attract and retain employees with the technical skills necessary to implement the Business Plan. The programs include the Company’s Outperform Stock Option program.

Competitive Advantages.    The Company believes that it has the following competitive advantages that, together with its strategy, will assist it in implementing the Business Plan:

•	Experienced Management Team. Level 3 has assembled a management team that it believes is well suited to implement the Business Plan. Level 3’s senior management has substantial experience in leading the development and marketing of communications and information technology products and services and in designing, constructing and managing intercity, metropolitan and international networks.

•	A More Readily Upgradeable Network Infrastructure. Level 3’s network design takes advantage of recent technological innovations, incorporating many of the features that are not present in older communication networks, and provides Level 3 flexibility to take advantage of future developments and innovations. Level 3 has designed the transmission network to optimize all aspects of fiber and optronics simultaneously as a system to deliver the lowest unit cost to its customers. As fiber and optical transmission technology changes, Level 3 expects to realize new unit cost improvements by deploying the latest fiber in available empty or spare conduits in the multiple-conduit Level 3 Network. Each new generation of fiber enables associated optical transmission equipment to be spaced further apart and carry more traffic than the same equipment deployed on older generations of fiber. The Company believes that the spare conduit design of the Level 3 Network will enable Level 3 to lower costs and prices while enjoying higher margins than its competitors.

•	Integrated End-to-End Network Platform. Level 3’s strategy is to deploy network infrastructure in major metropolitan areas and to link these networks with significant intercity networks in North America and Europe. The Company believes that the integration of its metropolitan and intercity networks with its colocation facilities will expand the scope and reach of its on-net customer coverage, facilitate the uniform deployment of technological innovations as the Company manages its future upgrade paths and allow the Company to grow or scale its service offerings rapidly. Level 3 believes that it is the only global communications service provider with the unique combination of large fiber-count, multi-conduit metropolitan networks, uniformly deployed multi-conduit intercity networks and substantial colocation facilities.

•	On-Net Transport Activation Process (“ONTAPSM”). Level 3 has developed ONTAP—an automated process to significantly shorten the time period between receipt of a customer’s order and the installation of that order. Most industry participants install a customer’s order over a several week and often several month process. Through the use of ONTAP, Level 3 is able to reduce that installation time interval significantly. Level 3 is able to provide or install a customer’s capacity order in a matter of days rather than the industry standard of weeks or even months. In general, using ONTAP, Level 3 is able to install a customer’s private line or wavelength service that is on the Level 3 network within 10 calendar days. In addition, ONTAP provides a customer with immediate verification that the requested capacity is available on the Level 3 network and a confirmed delivery date. As a result, a customer can more closely tie its capacity purchases to its actual demand rather than having to forecast future demand in advance to meet a competitor’s much longer installation interval.

•

Online Customer Service Center.    Level 3 provides its customers with access to a web-enabled, self service application—the Online Customer Service Center or Online CSC. The Online CSC provides Level 3’s customers with online direct access to the same internal systems used by Level 3’s staff. The Online CSC features include: ability to request new or additional services, review order status, review and modify the customer’s profile and review the most up to date Level 3 product information. The

Online CSC also provides various reports for Level 3’s (3)CrossroadsSM, (3)Connect ModemSM and (3)PacketSM Usage reports. In addition, through the Online CSC, a customer is able to create new repair tickets, view open repair tickets and view a 90-day history of closed repair tickets.

•	Fully Funded Business Plan. Level 3 believes that its Business Plan is fully funded. As a result, Level 3 believes that it has lower financial risk relative to certain other communications service providers.

Information Services Business

Software Spectrum.    In connection with the Company’s belief that as communications price-performance improves, communications services are direct substitutes for existing modes of information distribution, during 2002, the Company completed the acquisition of CorpSoft, Inc., which conducted its business under the name Corporate SoftwareSM, a major distributor, marketer and reseller of business software. In addition, during 2002, the Company completed the acquisition of Software Spectrum, Inc., a global business-to-business software services provider. At December 31, 2002, CorpSoft, Inc. was merged with and into Software Spectrum, Inc., with Software Spectrum as the surviving entity.

The Company believes that communications price performance will improve more rapidly than computing and data storage price performance and, as a result, companies will, over time, seek information technology operating efficiency by purchasing software functionality and data storage as commercial services procured over broadband networks such as the Level 3 Network.

Level 3 believes that the combination of Level 3’s network infrastructure, and Software Spectrum’s expertise in software lifecycle management and marketing, as well as strong customer relationships, will position Level 3 to benefit as companies change the manner in which they buy and use software capability.

Through its Software Spectrum subsidiaries, the Company is a global business-to-business software services provider with sales locations, operations and contract centers located in North America, Europe and Asia/Pacific. Software Spectrum primarily sells software through volume licensing and maintenance (“VLM”) agreements, or right-to-copy arrangements, and full-packaged software products. Software Spectrum has established supply arrangements with major software publishers, including Microsoft, IBM/Lotus, Adobe Systems, Symantec, Novell and McAfee. Software Spectrum markets software titles for all major operating systems such as Windows NT, Windows 2000, Windows XP, Linux and Novell Netware.

(i)Structure.    Level 3 currently offers, through its subsidiary (i)Structure, Inc. (formerly PKS Information Services, Inc.), computer operations outsourcing to customers located primarily in the United States.

(i)Structure is an information technology, or IT, infrastructure outsourcing company that provides managed computer infrastructure services across OS/390, AS/400 and NT/UNIX platforms in its data centers located in Omaha, Nebraska and Tempe, Arizona. The Company enables businesses to outsource costly IT operations and benefit from secure, cost-effective, managed services that scale to meet changing needs.

*  *  *

Level 3’s principal executive offices are located at 1025 Eldorado Boulevard, Broomfield, Colorado 80021 and Level 3’s telephone number is (720) 888-1000.

Recent Developments

At the end of the first quarter of 2003, Level 3 offered services in 78 markets, consisting of 62 markets in North America and 16 markets in Europe. The Company has local fiber networks in 36 markets and operates approximately 947,000 local fiber miles.

On or about June 19, 2003, all holders of Level 3’s 9% Junior Convertible Subordinated Notes due 2012 converted their entire holdings into shares of common stock of Level 3. This conversion reduced Level 3’s long- term debt by $457 million. In connection with the conversion, Level 3 issued approximately 161 million shares of its common stock to the holders of the notes, which included a premium to induce the conversion of the notes at that time.

Since the beginning of the second quarter of 2003, Level 3 has retired $100 million principal amount of consolidated debt through non-cash debt for equity exchange transactions, in which Level 3 issued approximately 13.2 million shares of common stock.

The Offering

This summary contains a general summary of the terms of the notes. It may not include all the information that is important to you. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment decision.

See “Risk Factors” for factors that you should consider before investing in the notes and “Information Regarding Forward-Looking Statements” for information relating to statements contained in this prospectus supplement, the accompanying prospectus and the documents included or incorporated by reference that are not historical facts.

Issuer	Level 3 Communications, Inc., a Delaware corporation.

Securities Offered

$325,000,000 aggregate principal amount of 2.875% Convertible Senior Notes due 2010. We have granted the underwriters an option to purchase $48,750,000 aggregate principal amount of additional notes solely for the purpose of covering over-allotments, if any.

Offering Price	100% of the principal amount of the notes, plus accrued interest from July 8, 2003, if any.

Maturity	July 15, 2010, unless previously redeemed, repurchased or converted.

Interest	The notes will bear interest at an annual rate of 2.875%.

Interest Payment Dates	July 15 and January 15 of each year, beginning on January 15, 2004.

Conversion Rights

The notes are convertible, unless previously redeemed or repurchased, at the option of the holder at any time prior to maturity, into shares of the Company’s common stock at an initial conversion price of $7.18 per share, subject to adjustment in certain events. This is equivalent to a conversion rate of approximately 139.2758 shares per $1,000 of notes. See “Description of Notes—Conversion Rights.”

Optional Redemption

After July 15, 2007, under certain circumstances, we may redeem the notes in whole or in part by paying a “make-whole” premium based on U.S. Treasury rates as described under the caption “Description of Notes—Redemption of Notes at Our Option.”

Repurchase at the Option of Holders

Upon the occurrence of a designated event (a change of control or a termination of trading as defined in this prospectus supplement), holders of the notes will have the right, subject to certain exceptions and conditions, to require us to repurchase all or any part of their notes at a repurchase price equal to 100% of the principal amount of the notes, plus any accrued and unpaid interest to, but excluding, the repurchase date. See “Description of Notes—Repurchase at Option of Holders Upon a Designated Event” and “Risk Factors—If we experience a change in control or termination of trading, we may be unable to purchase the notes you hold as required under the indenture.”

Ranking	The notes will be our unsecured and unsubordinated obligations and will rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness.

As of March 31, 2003:

•	we had approximately $3.363 billion (excluding debt of our subsidiaries) outstanding in unsecured and unsubordinated indebtedness; and

•	our subsidiaries had approximately $3.894 billion of outstanding liabilities, including trade payables, but excluding intercompany liabilities, all of which are structurally senior to the notes.

The notes will be effectively junior to obligations incurred under our senior secured credit facility, which is secured by a substantial portion of our assets and by substantially all of the assets of our subsidiaries. As of March 31, 2003, we had approximately $1.125 billion outstanding under our senior secured credit facility.

The indenture governing the notes will not limit the amount of additional indebtedness that we can create, incur, assume or guarantee, nor will the indenture limit the amount of indebtedness and other liabilities that any subsidiary can create, incur, assume or guarantee. See “Description of Notes—Ranking” and “Risk Factors—We have substantial existing debt and expect to incur substantial additional debt, so we may be unable to make payments on the notes.”

Use of Proceeds

We expect to use the net proceeds from this offering for working capital, capital expenditures and other general corporate purposes, including new product development, debt repurchases and acquisitions. See “Use of Proceeds” and “Capitalization.”

Global Note; Book-Entry System

The notes will be issued only in fully registered form without coupons and in minimum denominations of $1,000. The notes will be evidenced by one or more global notes, in fully registered form and without coupons, deposited with the trustee for the notes, as custodian for DTC. Beneficial interests in the global notes will be shown on, and transfers will be effected only through, records maintained by DTC and its participants and indirect participants. See “Description of Notes—Book-Entry; Delivery and Form; Global Note.”

Nasdaq National Market Symbol for the Company’s Common Stock	“LVLT.”

Absence of a Public Market for the Notes

The notes will not be listed on any securities exchange or quoted on the Nasdaq National Market. The underwriters have advised us that they intend to make a market in the notes. The underwriters are not obligated, however, to make a market in the notes, and any market making may be discontinued at any time at their sole discretion without notice. See “Risk Factors—There may be no public market for the notes, so you may be unable to sell the notes.”

R ISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing the Company. Additional risks not presently known to the Company or that the Company currently deems immaterial may also impair the Company’s business operations.

Level 3’s business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the notes and the Company’s common stock could decline due to any of these risks, and you may lose all or part of your investment.

This prospectus supplement, the accompanying prospectus and the information included or incorporated by reference also contain forward-looking statements that involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by the Company described below and elsewhere in this prospectus supplement, the accompanying prospectus and the information included or incorporated by reference.

Risks Related to the Company’s Business

Continuing softness in the economy is having a disproportionate effect on the telecommunications industry

The downturn in general economic conditions, particularly in the telecommunications services industry, has forced several of the Company’s competitors and customers to file for protection from creditors under existing bankruptcy laws and others to reconfigure their capital structure. These companies had significant debt servicing requirements and were unable to generate sufficient cash from operations to both service their debt and maintain their networks. Level 3 has changed its customer base in order to focus on global users of bandwidth capacity, which tend to be more financially viable than certain of the Company’s Internet start-up customers, and Level 3 has implemented policies and procedures designed to enable the Company to make determinations regarding the financial condition of potential and existing customers. However, there can be no assurance regarding the financial viability of Level 3’s customers or that these policies and procedures will be effective. If general economic conditions in the United States remain at current levels for an extended period of time or worsen, Level 3 could be materially adversely affected.

The Company’s continued growth depends upon its successful integration of the recently acquired Genuity business

On February 4, 2003, Level 3 acquired substantially all the assets and operations of Genuity Inc., a Tier 1 Internet Protocol (IP) communications company based in Woburn, Massachusetts. The integration of Genuity involves a number of risks, including, but not limited to:

•	demands on management related to the significant increase in size after the acquisition;

•	the diversion of management’s attention from the management of daily operations to the integration of operations;

•	difficulties in the assimilation and retention of employees;

•	difficulties in the assimilation of different cultures and practices, as well as in the assimilation of broad and geographically dispersed personnel and operations; and

•	difficulties in the integration of departments, systems, including accounting systems, technologies, books and records and procedures, as well as in maintaining uniform standards, controls, including internal accounting controls, procedures and policies.

If Level 3 cannot successfully integrate Genuity’s operations, Level 3 may experience material negative consequences to its business, financial condition or results of operations. Successful integration of Genuity’s operations will depend on the Company’s ability to manage these operations, realize opportunities for revenue growth presented by strengthened product offerings and expanded geographic market coverage and, to some degree, to eliminate redundant and excess costs. Because of difficulties in combining geographically distant operations, Level 3 may not be able to achieve the benefits that the Company hopes to achieve as a result of the acquisition. In addition, investors should not rely on the historical financial and operating performance of Genuity as an indication of the future performance of Level 3 as a result of the Genuity transaction to Level 3.

Concentration of revenue in a limited number of customers

A significant portion of Level 3’s communications services revenue is concentrated among a limited number of customers. If the Company lost one or more of these major customers, or if one or more major customers significantly decreased its orders of the Company’s products, Level 3’s communications business would be materially and adversely affected. Revenue from the Company’s largest communications customer, America Online, Inc. (“America Online”) represented approximately 13% of the Company’s communications revenues for 2002 and approximately 4% of the Company’s consolidated revenues. Level 3’s future communications operating results will depend on the success of these customers and other customers and our success in selling products to them. If Level 3 were to lose a significant portion of its communications services revenues from America Online, Level 3 would not be able to replace those revenues in the short term and its operating losses would increase, which increase may be significant.

Level 3 needs to increase the volume of traffic on its network or its network will not generate profits

The Company must substantially increase the current volume of Internet, data, voice and video transmission on the Level 3 Network in order to realize the anticipated cash flow, operating efficiencies and cost benefits of its network. If Level 3 does not develop new large-volume customers and maintain its relationship with current customers, Level 3 may not be able to significantly increase traffic on the Level 3 Network, which would adversely affect the Company’s profitability.

During its limited operating history, Level 3 has generated losses which the Company expects to continue

The development of Level 3’s communications business has required, and may continue to require, significant expenditures. These expenditures could result in substantial negative operating cash flow and substantial net losses for the near future. For 2002, Level 3 incurred a net loss from continuing operations of approximately $858 million. Such net loss has been adjusted for the reclassification of gains from debt repurchases and exchanges previously classified as extraordinary gains to other income in accordance with the adoption of Statement of Financial Accounting Standards No. 145 in 2003. The Company expects to continue to experience losses through 2003, and may not be able to achieve or sustain operating profitability in the future. Continued operating losses could limit the Company’s ability to obtain the cash needed to expand its network, make interest and principal payments on its debt or fund other business needs.

The prices that Level 3 charges for its services have been decreasing, and the Company expects that they will continue to decrease over time and the Company may be unable to compensate for these lost revenues

Level 3 expects to continue to experience decreasing prices for its services as the Company and its competitors increase transmission capacity on existing and new networks, as a result of its current agreements with customers, through technological advances or otherwise, and as volume-based pricing becomes more prevalent. Accordingly, the Company’s historical revenues are not indicative of future revenues based on comparable traffic volumes. If the prices for its services decrease for whatever reason and Level 3 is unable to offer additional services from which it can derive additional revenues or otherwise reduce its operating expenses, the Company’s operating results will decline and its business and financial results will suffer.

Level 3 may need to continue to expand and adapt its network in order to remain competitive, which may require significant additional funding

Future expansion and adaptations of the Level 3 Network’s electronic and software components will be necessary in order to respond to:

•	a growing number of customers;

•	increased demands by customers to transmit larger amounts of data;

•	changes in customers’ service requirements;

•	technological advances by competitors; and

•	governmental regulations.

Future expansion or adaptation of the Company’s network will require substantial additional financial, operational and managerial resources, which may not be available at the time. If the Company is unable to expand or adapt its network to respond to these developments on a timely basis and at a commercially reasonable cost, its business will be materially adversely affected.

Level 3’s need to obtain additional capacity for its network from other providers increases its costs

The Company leases telecommunications capacity and obtains rights to use dark fiber from both long distance and local telecommunications carriers in order to extend the scope of the network. Any failure by these companies to provide timely service to Level 3 would adversely affect its ability to serve its customers or increase the costs of doing so. Some of the Company’s agreements with other providers require the payment of amounts for services whether or not those services are used. The Company enters into interconnection agreements with many domestic and foreign local telephone companies but the Company is not always able to do so on favorable terms. Costs of obtaining local service from other carriers comprise a significant proportion of the operating expenses of long distance carriers. Similarly, a large proportion of the costs of providing international service consists of payments to other carriers. Changes in regulation, particularly the regulation of local and international telecommunication carriers, could indirectly, but significantly, affect the Company’s competitive position. These changes could increase or decrease the costs of providing Level 3’s services.

Level 3’s business requires the continued development of effective business support systems to implement customer orders and to provide and bill for services

Level 3’s business depends on its ability to continue to develop effective business support systems. This is a complicated undertaking requiring significant resources and expertise and support from third party vendors. Business support systems are needed for:

•	implementing customer orders for services;

•	provisioning, installing and delivering these services; and

•	monthly billing for these services.

Because Level 3’s business provides for continued rapid growth in the number and volume of products and services offered, there is a need to continue to develop these business support systems on a schedule sufficient to meet proposed service rollout dates. In addition, Level 3 requires these business support systems to expand and adapt to its rapid growth. The failure to continue to develop effective business support systems could materially adversely affect the Company’s ability to implement the Business Plan.

The Company may be unable to hire and retain sufficient qualified personnel; the loss of any of its key executive officers could adversely affect the Company

Level 3 believes that its future success will depend in large part on its ability to attract and retain highly skilled, knowledgeable, sophisticated and qualified managerial, professional and technical personnel. The Company has experienced significant competition in attracting and retaining personnel who possess the skills that it is seeking. As a result of this significant competition, Level 3 may experience a shortage of qualified personnel. Level 3’s businesses are managed by a small number of key executive officers, particularly James Q. Crowe, Chief Executive Officer, Charles C. Miller, III, Vice Chairman of the Board, and Kevin J. O’Hara, Chief Operating Officer. The loss of any of these key executive officers could have a material adverse effect on the Company.

Level 3 must obtain and maintain permits and rights-of-way to operate the Level 3 Network

If Level 3 is unable, on acceptable terms and on a timely basis, to obtain and maintain the franchises, permits and rights needed to expand and operate the Level 3 Network, its business could be materially adversely affected. In addition, the cancellation or nonrenewal of the franchises, permits or rights that are obtained could materially adversely affect the Company. Level 3 is a defendant in several lawsuits that the plaintiffs have sought to have certified as class actions that, among other things, challenge its use of rights of way. It is likely that additional suits challenging use of its rights of way will occur and that those plaintiffs also will seek class certification. This litigation may increase Level 3’s costs and adversely affect its profitability.

Termination of relationships with key suppliers could cause delay and costs

Level 3 is dependent on third-party suppliers for fiber, computers, software, optronics, transmission electronics and related components that are integrated into the Level 3 Network. If any of these relationships is terminated or a supplier fails to provide reliable services or equipment and the Company is unable to reach suitable alternative arrangements quickly, Level 3 may experience significant additional costs. If that happens, Level 3 could be materially adversely affected.

The communications and information services industries are highly competitive with participants that have greater resources and a greater number of existing customers

The communications and information services industry is highly competitive. Many of the Company’s existing and potential competitors have financial, personnel, marketing and other resources significantly greater than Level 3. Many of these competitors have the added competitive advantage of a larger existing customer base. In addition, significant new competitors could arise as a result of:

•	increased consolidation and strategic alliances in the industry resulting from the Telecommunications Act of 1996;

•	allowing foreign carriers to compete in the U.S. market;

•	further technological advances; and

•	further deregulation and other regulatory initiatives.

If the Company is unable to compete successfully, its business could be materially adversely affected.

Rapid technological changes can lead to further competition

The communications industry is subject to rapid and significant changes in technology. In addition, the introduction of new products or technologies, as well as the further development of existing products and technologies may reduce the cost or increase the supply of certain services similar to those that Level 3 provides. As a result, Level 3’s most significant competitors in the future may be new entrants to the communications and information services industry. These new entrants may not be burdened by an installed base of outdated equipment. Future success depends, in part, on the ability to anticipate and adapt in a timely manner to technological changes. Technological changes and the resulting competition could have a material adverse effect on Level 3.

Increased industry capacity and other factors could lead to lower prices for the Company’s products and services

There are currently three U.S. long distance fiber optic networks that are owned by each of AT&T, WorldCom and Sprint, as well as numerous local networks. Others, including Qwest Communications and WilTel Communications, are deploying or expanding additional networks that use advanced technology similar to that of the Level 3 Network. These networks offer significantly more capacity than is currently available in the marketplace. This additional capacity may cause significant decreases in the prices for services. Prices may also decline due to capacity increases resulting from technological advances and strategic alliances, such as long distance capacity purchasing alliances among regional Bell operating companies. Increased competition has already led to a decline in rates charged for various telecommunications services.

If Level 3 does not maintain or increase its market share and therefore is no longer considered a Tier 1 Internet backbone provider, it may lose customers and the Company’s free peering relationships with other Tier 1 Internet backbone providers. If this occurs, the Company’s revenues and operating results may decline significantly

Level 3 relies significantly on its status as a Tier 1 Internet backbone provider to maintain and grow its market share and compete with other Tier 1 Internet backbone providers, several of which have a larger market share than the Company. Any significant loss of market share for the Company’s services could cause the loss of its status as a Tier 1 Internet backbone provider, which would make Level 3’s services significantly less attractive to existing and potential customers and would likely result in a significant loss of revenues. In addition, the loss of market share or its status as a Tier 1 Internet backbone provider would adversely affect the Company’s ability to maintain its free private peering relationships with other Tier 1 Internet backbone providers. These relationships permit the Company to have direct, cost-free exchange of traffic with other Tier 1 Internet backbone providers and allow Level 3 to avoid congestion of public peering points when directing traffic to users connected to those other Internet backbones. If Level 3 is unable to maintain these free peering relationships, its operating costs will increase and cash flow from operations will suffer.

Level 3 is subject to significant regulation that could change in an adverse manner

Communications services are subject to significant regulation at the federal, state, local and international levels. These regulations affect Level 3 and its existing and potential competitors. Delays in receiving required regulatory approvals, completing interconnection agreements with incumbent local exchange carriers or the enactment of new and adverse regulations or regulatory requirements may have a material adverse effect on Level 3. In addition, future legislative, judicial, and regulatory agency actions could have a material adverse effect on the Company. Recent federal legislation provides for a significant deregulation of the U.S. telecommunications industry, including the local exchange, long distance and cable television industries. This legislation remains subject to judicial review and additional Federal Communications Commission (“FCC”) rulemaking. As a result, Level 3 can not predict the legislation’s effect on its future operations. Many regulatory actions are under way or are being contemplated by federal and state authorities regarding important items. These actions could have a material adverse effect on Level 3’s business.

Canadian law currently does not permit Level 3 to offer services in Canada

Ownership of facilities that originate or terminate traffic in Canada is currently limited to Canadian carriers. This restriction hinders the Company’s entry into the Canadian market unless appropriate arrangements can be made to address it.

Potential regulation of Internet service providers could adversely affect Level 3’s operations

The FCC has to date treated Internet service providers as enhanced service providers. Enhanced service providers are currently exempt from federal and state regulations governing common carriers, including the obligation to pay access charges and contribute to the universal service fund. The FCC is currently examining the status of Internet service providers and the services they provide. If the FCC were to determine that Internet service providers, or the services they provide, are subject to FCC regulation, including the payment of access charges and contribution to the universal service funds, it could have a material adverse effect on Level 3’s business.

The Company may lose customers if it experiences system failures that significantly disrupt the availability and quality of the services that it provides

Level 3’s operations depend on its ability to avoid and mitigate any interruptions in service or reduced capacity for customers. Interruptions in service or performance problems, for whatever reason, could undermine confidence in Level 3’s services and cause the Company to lose customers or make it more difficult to attract new ones. In addition, because many of the Company’s services are critical to the businesses of many of its customers, any significant interruption in service could result in lost profits or other loss to customers. Although the Company attempts to disclaim liability in its service agreements, a court might not enforce a limitation on liability, which could expose the Company to financial loss. In addition, Level 3 often provides its customers with guaranteed service level commitments. If Level 3 is unable to meet these guaranteed service level commitments as a result of service interruptions, the Company may be obligated to provide credits, generally in the form of free service for a short period of time, to its customers, which could negatively effect its operating results. The failure of any equipment or facility on the Level 3 Network, including the Operations Control center and network data storage locations, could result in the interruption of customer service until necessary repairs are effected or replacement equipment is installed. Network failures, delays and errors could also result from natural disasters, terrorist acts, power losses, security breaches and computer viruses. These failures, faults or errors could cause delays, service interruptions, expose the Company to customer liability or require expensive modifications that could have a material adverse effect on Level 3’s business.

Intellectual property and proprietary rights of others could prevent Level 3 from using necessary technology to provide Internet protocol voice services

While Level 3 does not know of any technologies that are patented by others that it believes are necessary for Level 3 to provide its services, this necessary technology may in fact be patented by other parties either now or in the future. If this technology were held under patent by another person, Level 3 would have to negotiate a license for the use of that technology. The Company may not be able to negotiate such a license at a price that is acceptable. The existence of such a patent, or the Company’s inability to negotiate a license for any such technology on acceptable terms, could force Level 3 to cease using the technology and offering products and services incorporating the technology.

Level 3 may be unable to successfully identify, manage and assimilate future acquisitions, investments and strategic alliances, which could adversely affect the Company’s results of operations

Level 3 continually evaluates potential investments and strategic opportunities to expand the Level 3 Network, enhance connectivity and add traffic to the network. In the future, the Company may seek additional investments, strategic alliances or similar arrangements, which may expose the Company to risks such as:

•	the difficulty of identifying appropriate investments, strategic allies or opportunities;

•	the possibility that senior management may be required to spend considerable time negotiating agreements and monitoring these arrangements;

•	the possibility that definitive agreements will not be finalized;

•	potential regulatory issues applicable to telecommunications business;

•	the loss or reduction in value of the capital investment;

•	the inability of management to capitalize on the opportunities presented by these arrangements; and

•	the possibility of insolvency of a strategic ally.

There can be no assurance that the Company would successfully overcome these risks or any other problems encountered with these investments, strategic alliances or similar arrangements.

Software Spectrum relies on financial incentives, volume discounts and marketing funds from software publishers

As part of Software Spectrum’s supply agreements with certain publishers and distributors, Software Spectrum receives substantial incentives in the form of rebates, volume purchase discounts, cooperative advertising funds and market development funds. Under the new licensing model announced by Microsoft, that became effective in October 2001, Software Spectrum no longer receives these forms of financial incentives on new enterprise-wide licensing agreements, but instead Software Spectrum is paid fees for services performed under those agreements. Other publishers have based their financial incentives on specific market segments and products. If the Software Spectrum business model does not continue to align with the objectives established for these incentives or if software publishers further change, reduce or discontinue these incentives, discounts or advertising allowances, Software Spectrum’s business and Level 3’s consolidated financial results could be materially adversely affected.

Software Spectrum is very dependent on a small number of vendors

A large percentage of Software Spectrum’s sales are represented by popular business software products from a small number of vendors. For the year ended December 31, 2002, approximately 82% of Software Spectrum’s net software sales were derived from products published by Microsoft and IBM/Lotus. Most of Software Spectrum’s contracts with vendors are terminable by either party, without cause, upon 30 to 60 days notice. The loss or significant change in Software Spectrum’s relationship with these vendors could have a material adverse effect on Software Spectrum’s business and Level 3’s consolidated financial results. Although Software Spectrum believes the software products would be available from other parties, the Company may have to obtain such products on terms that would likely adversely affect its financial results.

Software Spectrum’s sales through volume licensing and maintenance agreements could cause increased downward pressure on margins

Software Spectrum serves as a designated services provider for VLM agreements between many of its customers and major publishers of software. VLM agreements are typically used by customers seeking to standardize desktop software applications and, consequently, typically involve significant quantities of unit sales for each customer. Although unit volume sales are increased by the use of VLM agreements, generally lower gross margins are realized on such sales as compared to sales of full-packaged software products. Approximately 89% of Software Spectrum’s product sales in the year ended December 31, 2002 were made pursuant to VLM agreements. Software Spectrum continues to experience an increase in the percentage of sales made under enterprise-wide licensing agreements, which typically have lower gross margins and administrative costs than other VLM programs. Software Spectrum may continue to experience margin pressures due to these factors.

Software Spectrum’s business is sensitive to general economic conditions and its success at expanding its business geographically

Software Spectrum’s business is sensitive to the spending patterns of its customers, which in turn are subject to prevailing economic and business conditions. Due to current economic conditions, there has been a decrease in spending for information technology by both existing and potential customers over the several past years. If customers and potential customers continue to decrease their spending in this area, the Level 3 consolidated financial results could be adversely affected. Further, sales to large corporations have been important to Software Spectrum’s results, and its future results are dependent on its continued success with such customers. Sales outside of the United States accounted for approximately 27% of Software Spectrum’s revenues for the year ended December 31, 2002. Software Spectrum’s future growth and success depend on continued growth and success in international markets. The success and profitability of Software Spectrum’s international operations are subject to numerous risks and uncertainties, including local economic and labor conditions, unexpected changes in the regulatory environment, trade protection measures and tax laws, currency exchange risks, political instability and other risks of conducting business abroad.

Software Spectrum’s business is subject to seasonal changes in demand and resulting sales activities

Software Spectrum’s software distribution business is subject to seasonal influences. In particular, net sales and profits in the United States, Canada and Europe are typically lower in the first and third quarters due to lower levels of information technology purchases during those times. As a result, Software Spectrum’s quarterly results may be materially affected during those quarters. Therefore, the operating results for any three month period are not necessarily indicative of the results that may be achieved for any subsequent fiscal quarter or for a full fiscal year. In addition, periods of higher sales activities during certain quarters may require a greater use of working capital to fund the Software Spectrum business in the quarter that follows the higher levels of sales activities.

Software Spectrum operates in a highly competitive business environment and it is subject to significant pricing competition

The desktop technology marketplace is intensely competitive. Software Spectrum faces competition from a wide variety of sources, including other software resellers, hardware manufacturers and resellers, large system integrators, software publishers, contact services providers, software suppliers, retail stores (including superstores), mail order, Internet and other discount business suppliers. Many of the Company’s competitors, particularly software publishers, have substantially greater financial resources than Software Spectrum. Because of the intense competition within the software channel, companies that compete in this market, including Software Spectrum, are characterized by low gross and operating margins. Consequently, Software Spectrum’s profitability is highly dependent upon effective cost and management controls.

The market for Software Spectrum’s products and services is characterized by rapidly changing technology

The market for Software Spectrum’s products and services is characterized by rapidly changing technology, evolving industry standards and frequent introductions of new products and services. Software Spectrum’s future success will depend in part on its ability to enhance existing services, to continue to invest in rapidly changing technology and to offer new services on a timely basis. Additionally, the Company’s business results can be adversely affected by disruptions in customer ordering patterns, the effect of new product releases and changes in licensing programs.

Software Spectrum’s business is subject to significant changes in the methods of software distribution

In late 2001, Microsoft announced a change to its licensing programs, whereby new enterprise-wide licensing arrangements are priced, billed and collected directly by Microsoft. Software Spectrum continues to provide sales and support services related to these transactions and will earn a service fee directly from Microsoft for these activities. Enterprise-wide licensing agreements in effect prior to October 1, 2001, which generally have terms of three years from the date such agreements are signed, and Microsoft’s other licensing programs were not affected by this change. The licensing program changes have resulted in significantly lower revenues for the Software Spectrum on the affected transactions. For the year ended December 31, 2002, approximately 31% of Software Spectrum’s product sales were under Microsoft enterprise-wide licensing agreements. Software Spectrum’s continued ability to adjust to and compete under this new model are important factors in its future success. The manner in which software products are distributed and sold is continually changing, and new methods of distribution may continue to emerge or expand. Software publishers may intensify their efforts to sell their products directly to end-users, including current and potential customers of Software Spectrum. Other products and methodologies for distributing software to users may be introduced by publishers, present competitors or other third parties. If software suppliers’ participation in these programs is reduced or eliminated, or if other methods of distribution of software, which exclude the software resale channel, become common, Software Spectrum’s business and Level 3’s consolidated financial results could be materially adversely affected.

Violations of environmental laws or liabilities from the Company’s historical operations could cause us to incur significant costs

Level 3’s operations and properties are subject to a wide variety of laws and regulations relating to environmental protection, human health and safety. These laws and regulations include those concerning the use and management of hazardous and non-hazardous substances and wastes. The Company has made and will continue to have to make significant expenditures relating to its environmental compliance obligations. The Company may not at all times be in compliance with all these requirements. In connection with certain historical operations, Level 3 is a party to, or otherwise involved in, legal proceedings under state and federal law involving investigation and remediation activities at approximately 65 contaminated properties. Level 3 could be held liable, jointly and severally, and without regard to fault, for such investigation and remediation. The discovery of significant other environmental liabilities related to historical operations or changes in existing environmental requirements could have a material adverse effect on the Company.

Potential liabilities and claims arising from coal operations could be significant

Level 3’s coal operations are subject to extensive laws and regulations that impose stringent operational, maintenance, financial assurance, environmental compliance, reclamation, restoration and closure requirements. These requirements include those governing air and water emissions, waste disposal, worker health and safety, benefits for current and retired coal miners, and other general permitting and licensing requirements. Level 3 may not at all times be in compliance with all of these requirements. Liabilities or claims associated with this non-compliance could require the Company to incur material costs or suspend production. Mine reclamation costs that exceed reserves for these matters also could require the Company to incur material costs.

Increased scrutiny of financial disclosure, particularly in the telecommunications industry in which Level 3 operates, could adversely affect investor confidence, and any restatement of earnings could increase litigation risks and limit the Company’s ability to access the capital markets

Congress, the Securities and Exchange Commission (the “SEC”), other regulatory authorities and the media are intensely scrutinizing a number of financial reporting issues and practices. Although all businesses face uncertainty with respect to how the U.S. financial disclosure regime may be impacted by this process, particular attention has been focused recently on the telecommunications industry and companies’ interpretations of generally accepted accounting principles. If the Company is required to restate its financial statements as a result of a determination that it had incorrectly applied generally accepted accounting principles, that restatement could adversely affect its ability to access the capital markets or the trading price of its securities. The recent scrutiny regarding financial reporting has also resulted in an increase in litigation in the telecommunications industry. There can be no assurance that any such litigation against Level 3 would not materially adversely affect the Company’s business or the trading price of the Company’s securities.

If Level 3 is unable to comply with the restrictions and covenants in its debt agreements, there would be a default under the terms of these agreements, and this could result in an acceleration of payment of funds that have been borrowed

If Level 3 were unable to comply with the restrictions and covenants in its debt agreements, there would be a default under the terms of these agreements. Some of the debt agreements also require Level 3 and certain of its subsidiaries to maintain specified financial ratios and satisfy financial tests. Beginning in June 2004, one of these tests measures Level 3’s ratio of total leverage. The Company’s ability to meet these financial ratios and tests may be affected by events beyond the Company’s control, including, without limitation, sales levels, the number of customer disconnects and cancellations and potential acquisitions. As a result, there can be no assurance that Level 3 will be able to meet these tests. In the event of a default under these agreements, the lenders could:

•	terminate their commitments to lend; or

•	accelerate the loans and declare all amounts borrowed due and payable.

Borrowings under other debt instruments that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable. If any of these events occur, there can be no assurance that Level 3 would be able to make necessary payments to the lenders or that it would be able to find alternative financing. Even if the Company was able to obtain alternative financing, there can be no assurance that it would be on terms that are acceptable.

The Company has substantial debt, which may hinder its growth and put it at a competitive disadvantage

Level 3’s substantial debt may have important consequences, including the following:

•	the ability to obtain additional financing for acquisitions, working capital, investments and capital or other expenditure could be impaired or financing may not be available on acceptable terms;

•	a substantial portion of the Company’s cash flow will be used to make principal and interest payments on outstanding debt, reducing the funds that would otherwise be available for operations and future business opportunities;

•	a substantial decrease in net operating cash flows or an increase in expenses could make it difficult to meet debt service requirements and force modifications to operations;

•	Level 3 may have more debt than its competitors, which may place the Company at a competitive disadvantage; and

•	substantial debt may make Level 3 more vulnerable to a downturn in business or the economy generally.

Level 3 had substantial deficiencies of earnings to cover fixed charges of $924 million, $4.378 billion and $1.506 billion for the years ended December 31, 2002, 2001 and 2000, respectively. See “Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.”

Level 3 may not be able to repay its existing debt; failure to do so or refinance the debt could prevent the Company from implementing the Business Plan and realizing anticipated profits

If Level 3 were unable to refinance its debt or to raise additional capital on acceptable terms, its ability to operate its business would be impaired. As of December 31, 2002, the Company had approximately $6.1 billion of long-term debt and approximately negative $240 million of stockholders’ equity. The Company’s ability to make interest and principal payments on the Company’s debt and borrow additional funds on favorable terms depends on the future performance of the business. If the Company does not have enough cash flow in the future to make interest or principal payments on its debt, the Company may be required to refinance all or a part of its debt or to raise additional capital. Level 3 cannot assure that it will be able to refinance its debt or raise additional capital on acceptable terms.

Restrictions and covenants in the Company’s debt agreements limit its ability to conduct its business and could prevent the Company from obtaining needed funds in the future

Level 3’s debt and financing arrangements contain a number of significant limitations that restrict the Company’s ability to, among other things:

•	borrow additional money or issue guarantees;

•	pay dividends or other distributions to stockholders;

•	make investments;

•	create liens on assets;

•	sell assets;

•	enter into sale-leaseback transactions;

•	enter into transactions with affiliates; and

•	engage in mergers or consolidations.

In addition, the Level 3 senior secured credit facility currently requires the maintenance of specified financial ratios as defined therein. These restrictions may limit the Company’s ability to obtain future financing, fund needed capital expenditures or withstand a future downturn in business or the economy.

Terrorist attacks and other acts of violence or war may adversely affect the financial markets and Level 3’s business

As a result of the September 11, 2001 terrorist attacks and subsequent events, there has been considerable uncertainty in world financial markets. The full effect on the financial markets of these events, as well as concerns about future terrorist attacks, is not yet known. They could, however, adversely affect Level 3’s ability to obtain financing on terms acceptable to the Company, or at all. There can be no assurance that there will not be further terrorist attacks against the United States or U.S. businesses. These attacks or armed conflicts may directly affect Level 3’s physical facilities or those of its customers. These events could cause consumer confidence and spending to decrease or result in increased volatility in the U.S. and world financial markets and economy. Any of these occurrences could materially adversely affect Level 3’s business.

Level 3’s international operations and investments expose the Company to risks that could materially adversely affect the business

Level 3 has operations and investments outside of the United States, as well as rights to undersea cable capacity extending to other countries, that expose the Company to risks inherent in international operations. These include:

•	general economic, social and political conditions;

•	the difficulty of enforcing agreements and collecting receivables through certain foreign legal systems;

•	tax rates in some foreign countries may exceed those in the U.S.;

•	foreign currency exchange rates may fluctuate, which could adversely affect the Company’s results of operations and the value of its international assets and investments;

•	foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

•	difficulties and costs of compliance with foreign laws and regulations that impose restrictions on Level 3’s investments and operations, with penalties for noncompliance, including loss of licenses and monetary fines;

•	difficulties in obtaining licenses or interconnection arrangements on acceptable terms, if at all; and

•	changes in U.S. laws and regulations relating to foreign trade and investment.

Anti-takeover provisions in Level 3’s charter and by-laws could limit the share price and delay a change of management

Level 3’s certificate of incorporation and by-laws contain provisions that could make it more difficult or even prevent a third party from acquiring the Company without the approval of the Company’s incumbent board of directors. These provisions, among other things:

•	divide the board of directors into three classes, with members of each class to be elected in staggered three-year terms;

•	prohibit stockholder action by written consent in place of a meeting;

•	limit the right of stockholders to call special meetings of stockholders;

•	limit the right of stockholders to present proposals or nominate directors for election at annual meetings of stockholders; and

•	authorize the board of directors to issue preferred stock in one or more series without any action on the part of stockholders.

These provisions could limit the price that investors might be willing to pay in the future for shares of Level 3’s common stock and significantly impede the ability of the holders of Level 3’s common stock to change management. In addition, Level 3 has adopted a poison pill rights plan, which has anti-takeover effects. The rights plan, if triggered, will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the board of directors. Provisions and agreements that inhibit or discourage takeover attempts could reduce the market value of Level 3’s common stock.

If there is a change of control of Level 3, we may be required under the provisions of our indentures and senior secured credit facility to repurchase or repay the debt outstanding under those agreements.

Risks Relating to an Investment in the Notes and the Company’s Common Stock

Our subsidiaries must make payments to us in order for us to make payments on the notes

We are a holding company with no material assets other than the stock of our subsidiaries. Accordingly, we depend upon cash payments from our subsidiaries to generate the funds necessary to meet our financial obligations, including our obligations to pay you as a holder of notes. Our subsidiaries may not generate earnings sufficient to enable us to meet our payment obligations. Our subsidiaries are legally distinct from us and have no obligation to pay amounts due on our debt or to make funds available to us for such payment. The senior secured credit facility imposes significant restrictions on the ability of our subsidiaries to make distributions or other payments to us. In addition, our subsidiaries may enter into debt agreements in the future that contain similar restrictions.

Because the notes are structurally subordinated to the obligations of our subsidiaries, you may not be fully repaid if we become insolvent

Substantially all of our operating assets are held directly by our subsidiaries. Holders of any preferred stock of any of our subsidiaries and creditors of any of our subsidiaries, including trade creditors, have and will have claims relating to the assets of that subsidiary that are senior to the notes and each issue of our outstanding notes. As a result, the notes and each issue of our outstanding debts are structurally subordinated to the debt, preferred stock and other obligations of our subsidiaries. Holders of the notes have no claims to the assets of any of our subsidiaries. As of March 31, 2003, our subsidiaries had approximately $3.894 billion in aggregate indebtedness and other balance sheet liabilities, excluding intercompany liabilities, all of which are structurally senior to the notes, and $50 million in additional borrowings available as well as $100 million in commitments available (subject to the satisfaction of certain conditions) under our senior secured credit facility.

Because the notes that you hold are unsecured, you may not be fully repaid if we become insolvent

The notes will not be secured by any of our assets or our subsidiaries’ assets. The notes will be effectively junior to obligations incurred under our senior secured credit facility, which is guaranteed by us and secured by a substantial portion of our assets and by substantially all of the assets of our subsidiaries, and to secured obligations incurred under future credit facilities, receivables and purchase money indebtedness and certain other arrangements that are secured. As of March 31, 2003, we had approximately $1.125 billion outstanding under our senior secured credit facility. The indenture under which the notes will be issued contains no restrictions on the amount of additional indebtedness we may incur, and the indenture restricts but does not prohibit the amount of future indebtedness that may be secured. If we become insolvent, the holders of any secured debt would receive payments from the assets used as security before you receive payments.

We have substantial existing debt and expect to incur substantial additional debt, so we may be unable to make payments on the notes

As of March 31, 2003, we had on a consolidated basis approximately $6.291 billion of total indebtedness, both long-term and short-term, and our subsidiaries had $50 million in additional borrowings available as well as $100 million in commitments available (subject to the satisfaction of certain conditions) under our senior secured credit facility. The indentures relating to the notes and each issue of our outstanding notes permit us to incur substantial additional debt. A substantial level of debt makes it more difficult for us to repay you. Substantial amounts of our existing debt will, and our future debt may, mature prior to the notes.

If we experience a change in control or termination of trading, we may be unable to purchase the notes you hold as required under the indenture

Upon the occurrence of certain designated events, we must make an offer to purchase all outstanding notes at a purchase price equal to 100% of the principal amount of the notes, plus accrued interest. We may not have sufficient funds to pay the purchase price for all notes tendered by holders seeking to accept the offer to purchase. In addition, the indentures relating to the notes and each issue of our outstanding notes, the senior secured credit facility and our other debt agreements may require us to repurchase the other debt upon a change in control or termination of trading or may prohibit us from purchasing any notes before their stated maturity including upon a change of control or termination of trading. See “Description of Notes—Repurchase at Option of Holders Upon a Designated Event.”

There may be no public market for the notes, so you may be unable to sell the notes

We do not intend to apply for listing of the notes on any securities exchange or for the inclusion of the notes in any automated quotation system. Although the underwriters have advised us that they intend to make a market in the notes, they have no obligation to do so and may discontinue any market making at any time without notice. In addition, any market making activity will be subject to the limits imposed by the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We cannot predict the extent to which investors’ interest will lead to a liquid trading market in the notes, or whether the market prices of the notes will be volatile. The liquidity of any trading market in the notes and the market price quoted for the notes may be adversely affected by various factors, including the failure of an active market to develop, fluctuations in the prevailing interest rates, changes in the overall market for the security, and changes in the prospects of companies in our industry generally or our company in particular. In addition, our operating results and prospects could from time to time be below the expectations of public market analysts and investors, which could adversely affect public perception of our creditworthiness and, therefore, the trading price of the notes. The trading price of the notes could also be significantly affected by the market price of our common stock, which has fluctuated significantly since it became publicly traded and may continue to do so in the future.

As a result of the factors discussed above, a market for the notes may not develop or, if it does, may not be maintained.

If you convert any notes, the value of the common stock you receive may fluctuate significantly

Since our common stock has been publicly traded, its market price has fluctuated significantly and may continue to do so in the future. Significant fluctuations in the market price of our common stock may occur in response to various factors and events, including among other things:

•	the depth and liquidity of the trading market for our common stock;

•	quarterly variations in actual or anticipated operating results;

•	changes in estimates by securities analysts;

•	market conditions in the communications and information services industry;

•	announcements and performance by competitors;

•	regulatory actions; and

•	general economic conditions.

The terms of our debt agreements restrict us from making payments with respect to our common stock

Our ability to pay cash dividends on, or repurchase shares of, our common stock is limited under the terms of our indentures and senior secured credit facility. We do not currently intend to pay any cash dividends in the foreseeable future.

We may be unable to generate cash flow from which to make payments on the notes

We had deficiencies in our earnings to cover fixed charges and preferred stock dividends of approximately $924 million for the fiscal year 2002 and approximately $4.378 billion for the fiscal year 2001. See “Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.” We may not become profitable or sustain profitability in the future. Accordingly, we may not have sufficient funds to make payments on the notes.

Our senior secured credit facility may prohibit us from making payment on the notes

Our senior secured credit facility generally does not permit us or our subsidiaries to make payments on any outstanding indebtedness other than regularly scheduled interest and principal payments as and when due. As a result, our senior secured credit facility would prohibit us from making any payment on the notes in the event that the notes are accelerated or tendered for redemption upon a change in control or termination of trading. Any such failure to make payments on the notes would cause us to default under our indentures, which in turn is likely to be a default under the senior secured credit facility and other outstanding and future indebtedness.

Certain Foreign Holders may be subject to adverse U.S. federal income tax consequences

Generally, if a Foreign Holder, as defined under “Certain United States Federal Income Tax Considerations,” disposes of a note, that holder must treat such gain as income effectively connected with a U.S. trade or business if we were a “United States real property holding corporation” at any time during the shorter of the five years before the disposition or the holding period of the holder. We may be, or may become, a United States real property holding corporation. If the notes were considered to be “regularly traded” on an “established securities market” within the meaning of Treasury Regulations, then this rule would only apply to a Foreign Holder that owns, actually or constructively, at any time during the period described in the first sentence of this paragraph more than 5% of the total fair market value of the notes outstanding. See “Certain United States Federal Income Tax Considerations—Foreign Holders.”

You will experience immediate dilution if you convert your notes into common stock because the per share conversion price of your notes is higher than the net tangible book value per share of our common stock

If you convert your notes into shares of common stock, you will experience immediate dilution because the per share conversion price of your notes is higher than the net tangible book value per share of the outstanding common stock immediately after this offering. In addition, you will also experience dilution when we issue additional shares of common stock that we are permitted or required to issue under options, warrants, our stock option plan or other employee or director compensations plans.

You will have no effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission in any of our financial statements audited by Arthur Andersen LLP included or incorporated by reference in this prospectus supplement and the accompanying prospectus

The consolidated financial statements of the Company for the years ended December 31, 2001 and December 31, 2000, included in the Annual Report on Form 10-K/A for the year ended December 31, 2002, and incorporated by reference into this prospectus supplement and the accompanying prospectus, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants. On August 31, 2002, Arthur Andersen LLP ceased practicing before the SEC. Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus supplement and the accompanying prospectus and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act. Since Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus supplement and the accompanying prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein. In addition, even if you were able to assert such a claim, Arthur Andersen LLP may fail or otherwise have insufficient assets to satisfy claims made by investors that might arise under Federal securities laws or otherwise with respect to its audit report.

USE OF PROCEEDS

Our net proceeds from this offering are estimated to be $314,250,000, or $361,537,500 if the underwriters’ over-allotment option is exercised in full. Our net proceeds from this offering will be used for working capital, capital expenditures and other general corporate purposes, including new product development, debt repurchases and acquisitions. Although we evaluate potential debt repurchases and acquisitions from time to time, we currently have no agreement or understanding with any person to effect any material debt repurchase or acquisition.

CAPITALIZATION

The following table sets forth the consolidated cash and marketable securities, current portion of long-term debt and capitalization of the Company as of March 31, 2003 and reflects the translation of the euro-denominated senior notes at an exchange rate of approximately 1.07 euro per dollar, the spot trading rate of the euro at the end of the London business day on March 31, 2003. It also sets forth the consolidated capitalization of the Company as of March 31, 2003 on a pro forma basis to reflect the conversion of our 9% Junior Convertible Subordinated Notes into common stock, non-cash debt for equity exchanges and common stock issued in connection with stock-based compensation plans after March 31, 2003, and as further adjusted to give effect to the net proceeds from this offering, assuming no exercise of the underwriters’ over-allotment option.

	March 31, 2003
	Actual	Pro Forma(1)	As Adjusted
	(dollars in millions)
Cash and marketable securities	$944	$944	$1,258
Restricted cash	548	548	548

Total cash and marketable securities	1,492	1,492	1,806
Current portion of long-term debt	124	124	124
Long-term debt, less current portion	6,167	5,587	5,587
Notes offered by this prospectus supplement	—	—	325

Total long-term debt, less current portion	6,167	5,587	5,912
Stockholders’ equity
Preferred Stock, $.01 par value; authorized 10,000,000 shares; no shares outstanding, actual, pro forma and as adjusted	—	—	—
Common Stock, $.01 par value; authorized 1,500,000,000 shares; 453,405,681 shares outstanding, actual; 641,434,735 shares outstanding, pro forma and as adjusted	5	6	6
Additional paid-in capital	6,332	7,108	7,108
Accumulated other comprehensive loss	(129)	(129)	(129)
Retained earnings	(6,266)	(6,461)	(6,461)

Total stockholders’ equity	(58)	524	524

Total capitalization	$6,109	$6,111	$6,436

(1)	As of March 31, 2003, adjusted for the conversion of our 9% Junior Convertible Subordinated Notes into common stock, non-cash debt for equity exchanges and common stock issued in connection with stock-based compensation plans after March 31, 2003.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The ratio of earnings to fixed charges for each of the periods indicated was as follows:

Three Months Ended March 31,		Fiscal Year Ended December 31,
2003	2002	2002	2001	2000	1999	1998

1.88	—	—	—	—	—	—

For this ratio, earnings consist of earnings (loss) before income taxes, minority interest and discontinued operations plus fixed charges excluding capitalized interest but including amortization of capitalized interest. Fixed charges consist of interest expensed and capitalized, plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor. We had deficiencies of earnings to fixed charges of $196 million for the three months ended March 31, 2002, $924 million for the fiscal year ended December 31, 2002, $4.378 billion for the fiscal year ended December 31, 2001, $1.506 billion for the fiscal year ended December 31, 2000, $689 million for the fiscal year ended December 31, 1999, and $36 million for the fiscal year ended December 31, 1998.

Upon adoption of Statement of Financial Accounting Standards No. 145, “Recission of Financial Accounting Standards Board Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”, in 2003, due to the recurring nature of its debt repurchases and exchanges, the Company reclassified the related gains previously classified as extraordinary gains to Other income within Loss from Continuing Operations Before Income Tax of $130 million for the three months ended March 31, 2002, $255 million for the fiscal year ended December 31, 2002 and $1.075 billion for the fiscal year ended December 31, 2001. The ratios in the above table give effect to these reclassifications.

DESCRIPTION OF NOTES

We will issue the notes under an indenture dated as of September 20, 1999, between us and The Bank of New York (as successor to IBJ Whitehall Bank & Trust Company), as trustee, as supplemented by a supplemental indenture to be dated as of July 8, 2003. Copies of the indenture and supplemental indenture referred to below are available as set forth under “—Additional Information” below. References herein to the indenture shall be to the indenture as supplemented by the supplemental indenture. The following is a summary of material provisions of the indenture and does not purport to be complete. You should refer to all provisions of the indenture, including the definitions of terms contained in the indenture. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. As used in this section, the terms “Company,” “we,” “us” and “our” refer to Level 3 Communications, Inc., but not any of our subsidiaries, except for purposes of financial data determined on a consolidated basis and unless the context requires otherwise.

General

The notes will mature on July 15, 2010, and will be limited to an aggregate principal amount of $325,000,000 (or $373,750,000, if the underwriters exercise their over-allotment option in full). The notes will be issued in denominations of $1,000 and integral multiples of $1,000 in fully registered form. Exchanges and transfers of the notes will be registered without charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge in connection with such exchanges or transfers.

The notes will accrue interest at a rate of 2.875% per annum from July 8, 2003, or from the most recent interest payment date to which interest has been paid or duly provided for. Accrued and unpaid interest will be payable semi-annually in arrears on July 15 and January 15 of each year, beginning January 15, 2004. Interest will be paid to the person in whose name a note is registered at the close of business on the July 1 and January 1 (which we refer to as the “record dates”) immediately preceding the relevant interest payment date. However, in the case of a note or portion of a note called for redemption on a redemption date, or repurchased in connection with a designated event on a designated event payment date, during the period from a record date to but excluding the next succeeding interest payment date, accrued interest will be payable on such redemption date or designated event payment date (unless such note or portion is converted) to the person who on such redemption date or designated event payment date is the holder of the note or portion of the note redeemed or repurchased. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Principal of, premium, if any, and interest on the notes will be payable at the office or agency maintained for such purpose or, at our option, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes. Until otherwise designated by us, the office or agency maintained for such purpose will be the principal corporate trust office of the trustee.

If any interest payment date or maturity date of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the interest payment date or maturity date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

We will not pay any additional amounts on the notes to compensate any beneficial owner for any United States tax withheld from payments of principal, interest, or premium, if any, on the notes.

Unless specifically provided otherwise, when we use the term “holder” in this prospectus supplement, we mean the person in whose name such note is registered in the security register.

Ranking

The notes are our unsecured and unsubordinated obligations and rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. As of March 31, 2003, we had approximately $3.363 billion (excluding the debt of our subsidiaries) outstanding in unsecured and unsubordinated indebtedness. As of March 31, 2003, we had approximately $1.125 billion outstanding under our senior secured credit facility. The indenture under which the notes will be issued contains no restrictions on the amount of additional indebtedness we may incur. The notes will be effectively junior to obligations incurred under our senior secured credit facility, which is secured by a substantial portion of our assets and substantially all of the assets of our subsidiaries, and to secured obligations incurred under future credit facilities, receivables and purchase money indebtedness and certain other arrangements that are secured. In addition, the notes will be structurally subordinated to all indebtedness and other obligations of our subsidiaries. Our subsidiaries are separate legal entities and have no obligation to pay, or make funds available to pay, any amounts due on the notes. As of March 31, 2003, our subsidiaries had approximately $3.894 billion of outstanding liabilities, including trade payables but excluding intercompany liabilities, all of which liabilities are structurally senior to the notes. See “Risk Factors—Because the notes that you hold are unsecured, you may not be fully repaid if we become insolvent”, “Risk Factors—Because the notes are structurally subordinated to the obligations of our subsidiaries, you may not be fully repaid if we become insolvent,” and “Risk Factors—We have substantial existing debt and expect to incur substantial additional debt, so we may be unable to make payments on the notes.”

Conversion Rights

The holders of notes will be entitled at any time on or before the close of business on the last trading day prior to the maturity date, subject to prior redemption or repurchase, to convert any notes or portions of notes (in denominations of $1,000 or integral multiples of $1,000) into shares of our common stock, at the conversion price of $7.18 per share of common stock (which is approximately equivalent to a conversion rate of 139.2758 shares per $1,000 of notes), subject to adjustment as described below.

Except as described below, no adjustment will be made on conversion of any notes for interest accrued on such notes. If notes are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, interest payable on that interest payment date will be payable on that interest payment date notwithstanding the conversion, and the interest will be paid to the holder of the note on the applicable record date. If notes not called for redemption are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, those notes must be accompanied by funds equal to the interest payable on the succeeding interest payment date on the principal amount so converted (except that a holder may reduce such payment by the amount of any existing payment default in respect of those notes). Accordingly, under those circumstances, the holder of the converted notes will not receive any interest payment for the period from the next preceding interest payment date to the date of conversion.

We are not required to issue fractional shares of common stock upon conversion of notes and, in lieu of fractional shares, we will pay a cash adjustment based upon the market price of the common stock on the last trading day prior to the date of conversion or, at our option, we will (i) round such fraction up to the nearest whole number of shares or (ii) if permitted by law and relevant Nasdaq or stock exchange rules, we will issue fractional shares.

In the case of notes called for redemption, conversion rights will expire at the close of business on the trading day preceding the date fixed for redemption, unless we default in the payment of the redemption price, in which case the conversion right will terminate at the close of business on the date the default is cured. In the event any holder exercises its right to require us to repurchase notes upon a designated event, such holder’s conversion right will terminate on the close of business on the designated event offer termination date (as defined in the indenture), unless we default on the payment due upon repurchase or the holder elects to withdraw its election to have the notes repurchased in accordance with the requirements of the indenture. See “—Repurchase at Option of Holders Upon a Designated Event.”

The right of conversion attaching to any note may be exercised by the holder by delivering the note at the specified office of a conversion agent, accompanied by a duly signed and completed notice of conversion, together with any funds that may be required. A notice of conversion can be obtained from the trustee. Beneficial owners of interests in a global note may exercise their right of conversion by delivering to The Depository Trust Company (which we refer to as “DTC”) the appropriate instruction form for conversion pursuant to DTC’s conversion program. The conversion date will be the date on which the note, the duly signed and completed notice of conversion, and any funds that may be required as described above shall have been so delivered. A holder delivering a note for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of common stock on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the common stock in a name other than the holder of the note. Certificates representing shares of common stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

We will adjust the conversion rate if any of the following events occurs:

•	we issue common stock as a dividend or distribution on our common stock;

•	we issue to all holders of common stock certain rights or warrants to purchase our common stock at a price per share that is less than the then current market price of our common stock, as defined in the indenture;

•	we subdivide or combine our common stock;

•	we distribute to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets, including cash and securities but excluding rights, warrants and common stock dividends or distributions specified above; provided, however, that if we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted; or

•	we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any another consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

If we distribute cash, then the conversion rate will be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date with respect to the cash distribution by a fraction, (1) the numerator of which will be the current market price of a share of our common stock on the record date, and (2) the denominator of which will be the same price of a share on the record date less the per share amount of the distribution. “Current market price” means the average of the daily closing sale prices per share of common stock for the ten consecutive trading days ending on the earlier of the date of determination and the day before the “ex date” with respect to the distribution requiring such computation. For purpose of this paragraph, the term “ex date,” when used with respect to any distribution, means the first date on which our common stock trades, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such distribution.

If we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan unless the rights have separated from the common stock at the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your notes you will be entitled to receive the same type of consideration which you would have been entitled to receive if you had converted the notes into our common stock immediately prior to any of these events.

You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See “Certain United States Federal Income Tax Considerations.”

We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See “Certain United States Federal Income Tax Considerations.”

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of or common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Redemption of Notes at Our Option

We may not redeem the notes at our option prior to July 15, 2007. If the closing sale price of our common stock has exceeded a “specified percentage” of the then applicable conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption, we may redeem for cash all or a portion of the notes at any time after July 15, 2007, by providing not less than 30 nor more than 60 days’ notice by mail to each registered holder of the notes to be redeemed, at a price in cash equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest and additional amounts, if any, to, but excluding, the redemption date plus the “make whole” payment described below. The “specified percentage” is equal to (1) 170% if the date of the mailing of the notice of redemption is during the 12-month period beginning July 15, 2007, (2) 160% if the date of the mailing of the notice of redemption is during the 12-month period beginning July 15, 2008, and (3) 150% if the date of the mailing of the notice of redemption is during the 12-month period beginning July 15, 2009.

The “make whole” payment shall be a cash amount equal to the present value of all remaining scheduled payments of interest on the notes to be redeemed through and including July 15, 2010. The present value of the remaining interest payments will be computed using a discount rate equal to the Treasury Yield. “Treasury Yield” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the date fixed for conversion (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term to July 15, 2010; provided, however, that if the then remaining term to July 15, 2010, is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term to July 15, 2010, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

We must pay these “make whole” payments on all notes called for redemption pursuant to this section prior to July 15, 2010, including on any notes converted after the date we mail the applicable notice.

Selection and Notice

If less than all the notes are to be redeemed at any time, selection of notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not so listed, on a pro rata basis, by lot or by any other method that the trustee considers fair and appropriate. The trustee may select for redemption a portion of the principal of any note that has a denomination larger than $1,000. Notes and portions thereof will be redeemed in the amount of $1,000 or integral multiples of $1,000. The trustee will make the selection from notes outstanding and not previously called for redemption; provided, however, that if a portion of a holder’s notes are selected for partial redemption and such holder thereafter converts a portion of such notes, such converted portion will be deemed to be taken from the portion selected for redemption.

Provisions of the indenture that apply to notes called for redemption also apply to portions of the notes called for redemption. If any note is to be redeemed in part, the notice of redemption will state the portion of the principal amount to be redeemed. In the event of any redemption of less than all the notes, we will not be required to:

•	issue or register the transfer or exchange of any note during a period of 15 days before any selection of such notes for redemption, or

•	register the transfer or exchange of any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part, in which case we will execute and the trustee will authenticate and deliver to the holder a new note equal in principal amount to the unredeemed portion of the note surrendered.

On and after the redemption date, unless we default in the payment of the redemption price, interest and additional amounts, if any, will cease to accrue on the principal amount of the notes or portions of notes called for redemption and for which funds have been set aside for payment. In the case of notes or portions of notes redeemed on a redemption date which is also a regularly scheduled interest payment date, the interest payment due on such date will be paid to the person in whose name the note is registered at the close of business on the relevant record date.

The notes are not entitled to any sinking fund.

Repurchase at Option of Holders Upon a Designated Event

Upon the occurrence of a designated event, each holder of notes will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of such holder’s notes pursuant to the offer described below (which we refer to as the “designated event offer”) at an offer price in cash equal to 100% of their aggregate principal amount plus accrued and unpaid interest on such notes to but excluding the repurchase date (which we refer to as the “designated event payment”). Within 20 days following any designated event, we will mail a notice to each holder describing the transactions that constitute the designated event and offering to repurchase notes pursuant to the procedures required by the indenture and described in such notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a designated event. Rule 13e-4 under the Exchange Act requires, among other things, the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

On the date specified for termination of the designated event offer, we will, to the extent lawful:

•	accept for payment all notes or portions of the notes properly tendered pursuant to the designated event offer;

•	deposit with the paying agent an amount equal to the designated event payment in respect of all notes or portions of the notes so tendered; and

•	deliver or cause to be delivered to the trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of the notes being purchased by us.

On the date specified for payment of the designated event payment (which we refer to as the “designated event payment date”), which may not be later than 60 days following the designated event, the paying agent will promptly mail to each holder of notes so accepted the designated event payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, however, that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

The foregoing provisions would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders.

The right to require us to repurchase notes as a result of a designated event could have the effect of delaying, deferring or preventing a change of control or other attempts to acquire control of us unless arrangements have been made to enable us to repurchase all the notes at the designated event payment date. Consequently, this right may render more difficult or discourage a merger, consolidation or tender offer (even if such transaction is supported by our board of directors or is favorable to the shareholders), the assumption of control by a holder of a large block of our shares and the removal of incumbent management.

Except as described above with respect to a designated event, the indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring. Subject to the limitation on mergers and consolidations described below, we, our management or our subsidiaries could in the future enter into transactions, including refinancings, recapitalizations, acquisitions, liquidation or similar transactions, that would not constitute a designated event under the indenture, but that would increase the amount of our other indebtedness outstanding at the time or substantially reduce or eliminate our assets.

The terms of our existing or future credit or other agreements relating to indebtedness may prohibit us from purchasing any notes and may also provide that a designated event, as well as other change of control events related to us, would constitute an event of default under such agreements. If a designated event occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our then-existing lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we would remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute an event of default under the indenture, which may, in turn, constitute a further default under the terms of other indebtedness that we have entered into or may enter into from time to time.

A “designated event” will be deemed to have occurred upon a change of control or a termination of trading.

A “change of control” will be deemed to have occurred when:

•	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders are the “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting Stock of the Company than such other person or group (for purposes of this bullet point, such person or group shall be deemed to beneficially own any Voting Stock of a corporation (the “specified corporation”) held by any other corporation (the “parent corporation”) so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

•	the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and its subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly owned subsidiary or one or more Permitted Holders) shall have occurred; or

•	during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company then in office; or

•	the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

However, a change of control under the first two bullet points above will not be deemed to have occurred if:

•	the daily market price per share of common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control (in the case of a change of control under the first bullet point above) or the period of 10 consecutive trading days ending immediately before the change of control (in the case of a change of control under the second bullet above) shall equal or exceed 105% of the conversion price of the notes in effect on the date of the change of control or the public announcement of the change of control, as applicable; or

•	all of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the change of control consists of shares of common stock that are, or upon issuance will be, traded on the New York Stock Exchange or the American Stock Exchange or quoted on the Nasdaq National Market and as a result of such transaction or transactions the notes become convertible solely into such common stock.

“Permitted Holders” means the members of the Company’s Board of Directors on April 28, 1998, and their respective estates, spouses, ancestors, and lineal descendants, the legal representatives of any of the foregoing and the trustees of any bona fide trusts of which the foregoing are the sole beneficiaries or the grantors, or any person of which the foregoing “beneficially owns” (as defined in Rule 13d-3 under the Exchange Act) at least 66-2/3% of the total voting power of the Voting Stock of such person.

“Voting Stock” of any person means Capital Stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only for so long as no senior class of securities has such voting power by reason of any contingency.

“Capital Stock” of any person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible and exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

The definition of change of control includes a phrase relating to the sale, assignment, lease, transfer or conveyance of “all or substantially all” of our assets or our assets and those of our Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase notes as a result of a sale, assignment, transfer, lease, or conveyance of less than all of our assets and/or those of our subsidiaries may be uncertain.

A “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on the Nasdaq National Market.

Limitation on Liens

We will not, directly or indirectly, incur or suffer to exist any Lien (other than existing Liens) securing Specified Indebtedness of any nature whatsoever on any of our properties or assets, whether owned at the issue date of the notes or thereafter acquired, without making effective provision for securing the notes equally and ratably with (or, if the obligation to be secured by the Lien is subordinated in right of payment to the notes, prior to) the obligations so secured for so long as such obligations are so secured.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, security interest, lien, charge, encumbrance or other security agreement of any kind or nature whatsoever; provided, however, that Liens shall not include defeasance trusts or funds. For purposes of this definition, the sale, lease, conveyance or other transfer by the Company or any of its subsidiaries of, including the grant of indefeasible rights of use or equivalent arrangements with respect to, dark or lit communications fiber capacity or communications conduit shall not constitute a Lien.

“Specified Indebtedness” means (A) the Company’s 9.125% Senior Notes due 2008, 11% Senior Notes due 2008, 10.5% Senior Discount Notes due 2008, 10.75% Senior Euro Notes due 2008, 12.875% Senior Discount Notes due 2010, 11.25% Senior Euro Notes due 2010, 11.25% Senior Notes due 2010, 6.0% Convertible Subordinated Notes due 2009 and 6.0% Convertible Subordinated Notes due 2010, and (B) any indebtedness of the

Company for borrowed money that (i) is in the form of, or represented by, bonds, notes, debentures or other securities (other than promissory notes or similar evidence of indebtedness under bank loans, reimbursement agreements, receivables facilities or other bank, insurance or other institutional financing agreements under section 4(2) of the Securities Act) or any guarantee thereof and (ii) is, or may be, quoted, listed or purchased and sold on any stock exchange, automated securities trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, the market for securities eligible for resale pursuant to Rule 144A under the Securities Act). For the avoidance of doubt, “Specified Indebtedness” shall not include indebtedness among the Company or its subsidiaries or among subsidiaries.

The foregoing restrictions shall not apply to: (i) Liens to secure Acquired Debt, provided that (a) such Lien attaches to the acquired property prior to the time of the acquisition of such property and (b) such Lien does not extend to or cover any other property; and (ii) Liens to secure debt incurred to refinance, in whole or in part, debt secured by any Lien referred to in the foregoing clause (i) or this clause (ii) so long as such Lien does not extend to any other property (other than improvements and accessions to the original property) and the principal amount of debt so secured is not increased.

“Acquired Debt” means, with respect to any specified person, (i) debt of any other person existing at the time such person merges with or into or consolidates with such specified person and (ii) debt secured by a Lien encumbering any property acquired by such specified person, which debt in each case was not incurred in anticipation of, and was outstanding prior to, such merger, consolidation or acquisition.

Merger and Consolidation

The indenture will provide that we may not, in a single transaction or a series of related transactions, consolidate or merge with or into, or effect a share exchange with (whether or not we are the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets as an entirety or substantially as an entirety to another corporation, person or entity unless:

•	either (i) we shall be the surviving or continuing corporation or (ii) the entity or person formed by or surviving any such consolidation, merger or share exchange (if other than us) or the entity or person which acquires by sale, assignment, transfer, lease, conveyance or other disposition our properties and assets substantially as an entirety (x) is a corporation organized and validly existing under the laws of the United States, any State thereof or the District of Columbia and (y) assumes the due and punctual payment of the principal of, premium, if any, and interest on all the notes and the performance of each of our covenants under the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

•	immediately after such transaction no default or event of default exists; and

•	we or such successor person shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture comply with the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more of our subsidiaries, the capital stock of which individually or in the aggregate constitutes all or substantially all of our properties and assets, will be deemed to be the transfer of all or substantially all of our properties and assets.

Upon any such consolidation, merger, share exchange, sale, assignment, conveyance, lease, transfer or other disposition in accordance with the foregoing, the successor person formed by such consolidation or share exchange or into which we are merged or to which such sale, assignment, conveyance, lease, transfer or other disposition is made will succeed to, and be substituted for, and may exercise our right and power, under the indenture with the same effect as if the successor had been named as us in the indenture, and thereafter (except in the case of a lease) the predecessor corporation will be relieved of all further obligations and covenants under the indenture and the notes.

Events of Default and Remedies

An event of default is defined in the indenture as being:

(1) default in payment of the principal of, or premium, if any, on the notes;

(2) default for 30 days in payment of any installment of interest on the notes;

(3) default in the payment of the designated event payment in respect of the notes on the date for such payment;

(4) failure to provide timely notice of a designated event;

(5) default by us for 60 days after notice in the observance or performance of any other covenants in the indenture;

(6) default under any credit agreement, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our material subsidiaries (or the payment of which is guaranteed or secured by us or any of our subsidiaries), which default

•	is caused by a failure to pay when due any principal of such indebtedness within the grace period provided for in such indebtedness, which failure continues beyond any applicable grace period, or

•	results in the acceleration of such indebtedness prior to its express maturity, without such acceleration being rescinded or annulled,

and, in each case, the principal amount of such indebtedness, together with the principal amount of any other such indebtedness under which there is a payment default or the maturity of which has been so accelerated, aggregates $25 million or its foreign currency equivalent or more and such payment default is not cured or such acceleration is not annulled within 10 days after notice;

(7) failure by us or any of our material subsidiaries to pay final, nonappealable judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $25 million or its foreign currency equivalent, which judgments are not stayed, bonded or discharged within 60 days after their entry; or

(8) certain events involving our bankruptcy, insolvency or reorganization or that of any of our material subsidiaries.

If an event of default (other than an event of default specified in clause (8) with respect to us) occurs and is continuing, then and in every such case the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the then outstanding notes, by written notice to us and the trustee, may declare the unpaid principal of, premium, if any, and accrued and unpaid interest on all the notes then outstanding to be due and payable. Upon such declaration, such principal amount, premium, if any, and accrued and unpaid interest will become immediately due and payable, notwithstanding anything contained in the indenture or the notes to the contrary. If any event of default specified in clause (8) occurs with respect to us, all unpaid principal of, premium, if any, and accrued and unpaid interest on the notes then outstanding will automatically become due and payable, without any declaration or other act on the part of the trustee or any holder of notes.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. A holder of a note will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

•	such holder has previously given the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the notes have made a written request of, and offered reasonable indemnification to, the trustee to begin such proceeding;

•	the trustee has not started such proceeding within 30 days after receiving the request; and

•	the trustee has not received directions inconsistent with such request from the holders of a majority in aggregate principal amount of the notes during those 30 days.

Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee security or an indemnity satisfactory to it against any cost, expense or liability. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. If a default or event of default occurs and is continuing and is known to the trustee, the indenture requires the trustee to mail a notice of default or event of default to each holder within 60 days of the occurrence of such default or event of default. However, the trustee may withhold from the holders notice of any continuing default or event of default (except a default or event of default in the payment of principal of, premium, if any, or interest on the notes) if it determines in good faith that withholding notice is in their interest. The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may rescind any acceleration of the notes and its consequences if all existing events of default (other than the nonpayment of principal of, premium, if any, and interest on the notes that has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree of any court of competent jurisdiction. No such rescission will affect any subsequent default or event of default or impair any right consequent thereto.

In the case of any event of default occurring by reason of any willful action (or inaction) taken (or not taken) by us or on our behalf with the intention of avoiding payment of the premium that we would have had to pay if we then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an event of default occurs on any date on which we are prohibited from redeeming the notes by reason of any willful action (or inaction) taken (or not taken) by us or on our behalf with the intention of avoiding the prohibition on redemption of the notes on such date, then the maximum redemption premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

Except as provided in the next sentence, the holders of a majority in aggregate principal amount of the notes then outstanding may, on behalf of the holders of all the notes, waive any past default or event of default under the indenture and its consequences, except default in the payment of principal of, premium, if any, or interest on the notes (other than the nonpayment of principal of, premium, if any, and interest that has become due solely by virtue of an acceleration that has been duly rescinded as provided above) or in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of all holders of notes.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture and we are required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default.

Book-Entry; Delivery and Form; Global Note

The notes will be represented by one or more permanent global notes in definitive, fully-registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Investors who purchase notes may hold their interests in the global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants.

Investors may hold their interests in the global note directly through Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in the global note on behalf of their participants through their respective depositaries, which in turn will hold such interests in the global note in customers’ securities accounts in the depositaries’ names on the books of DTC.

If we redeem less than all of the global note, we have been advised that it is DTC’s practice to determine by lot the amount of the interest of each participant in the global note to be redeemed.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the banking laws of the State of New York, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act, a banking organization under the banking laws of the State of New York and a member of the Federal Reserve System. DTC was created to hold securities of institutions that have accounts with DTC (which we refer to as “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Upon the issuance of the global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. The accounts to be credited shall be designated by the underwriters of such beneficial interests. Ownership of beneficial interests in the global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants). Interests in the global note may be more difficult to pledge because of the lack of a physical note.

So long as DTC or its nominee is the registered holder and owner of the global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture and the notes. Except as set forth below, owners of beneficial interests in the global note will not be entitled to receive notes in definitive form and will not be considered to be the owners or holders of any notes under the global note or the indenture. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in the global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream.

Payments of the principal of, premium, if any, and interest on the notes represented by the global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts of customers registered in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants and indirect participants, and none of we, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

Unless and until it is exchanged in whole or in part for notes in definitive form, the global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any interests in the global note settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received in Euroclear or Clearstream as a result of sales of interests in the global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Although we expect that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, Euroclear and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account the DTC interests in the global note is credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Certificated Notes

Unless and until they are exchanged, in whole or in part, for notes in definitive form in accordance with the terms of the notes, the notes may not be transferred except as a whole by DTC to a nominee of DTC; as a whole by a nominee of DTC to DTC or another nominee of DTC; or as a whole by DTC or a nominee of DTC to a successor of DTC or a nominee of such successor.

We will issue notes to you or your nominees, in fully certificated form, rather than to DTC or its nominees, only if:

•	we advise the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Securities Exchange Act of 1934, and the trustee or we are unable to locate a qualified successor within 90 days; or

•	we, at our option, elect to terminate use of the book-entry system through DTC.

If any of the two above events occurs, DTC is required to notify all direct participants that notes in fully certificated registered form are available through DTC. DTC will then surrender the global notes along with instructions for re-registration. The trustee will re-issue the notes in fully certificated registered form and will recognize the registered holders of the certificated notes as holders under the indenture.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

•	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or mandatory repurchase of the notes;

•	reduce the rate of or change the time for payment of interest on any notes;

•	waive a default or event of default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

•	change the coin or currency of payment of principal of, premium, if any, or interest on any note;

•	make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of, premium, if any, or interest on the notes;

•	waive a redemption or mandatory repurchase payment with respect to any note;

•	except as permitted by the indenture, increase the conversion price or, other than as set forth in the succeeding paragraph, modify the provisions of the indenture relating to conversion of the notes in a manner adverse to the holders; or

•	make any adverse change to the abilities of holders of notes to enforce their rights under the indenture.

Notwithstanding the foregoing, without the consent of any holder of notes, we and the trustee may amend or supplement the indenture or the notes to:

•	cure any ambiguity, defect or inconsistency or make any other changes in the provisions of the indenture which we and the trustee may deem necessary or desirable, provided such amendment does not adversely affect the notes;

•	provide for uncertificated notes in addition to or in place of certificated notes or to provide for bearer notes;

•	provide for the assumption of our obligations to holders of notes in the circumstances required under the indenture as described under “—Merger and Consolidation”;

•	provide for conversion rights of holders of notes in certain events such as our consolidation or merger or the sale of all or substantially all of our assets;

•	reduce the conversion price;

•	evidence and provide for the acceptance of the appointment under the indenture of a successor trustee;

•	make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

•	to secure the notes.

Satisfaction and Discharge

We may discharge our obligations under the indenture (excluding certain obligations, such as the obligation to make principal and interest payments in respect of the notes and to issue common stock upon conversion of the notes) while notes remain outstanding if:

•	all outstanding notes will become due and payable at their scheduled maturity within one year, or

•	all outstanding notes are scheduled for redemption within one year or are delivered to the trustee for conversion in accordance with the indenture and, in either case, we have

•	deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption, and

•	paid all other sums then payable by us under the indenture.

Governing Law

The indenture will provide that the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption or repurchase or surrendered for conversion. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will file with the SEC and furnish to the trustee and the holders of notes all quarterly and annual financial information (without exhibits) required to be contained in a filing on Forms 10-Q and 10-K, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors. We shall not be required to file any report or other information with the SEC if it does not permit such filing.

The Trustee

The indenture will provide that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. In case an event of default shall occur (and shall not be cured) and holders of the notes have notified the trustee, the trustee will be required to exercise its powers with the degree of care and skill of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have offered to the trustee security and indemnity satisfactory to it.

The indenture will contain certain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

No Recourse Against Others

None of our directors, officers, employees, shareholders or affiliates, as such, shall have any liability or any obligations under the notes or the indenture or for any claim based on, in respect of or by reason of such obligations or the creation of such obligations. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the notes.

Additional Information

Anyone who purchases notes pursuant to this prospectus supplement may obtain a copy of the indenture and the supplemental indenture without charge by writing to:

Vice President, Investor Relations

Level 3 Communications, Inc.

1025 Eldorado Blvd., Broomfield, CO 80021

(720) 888-2500.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material United States federal income tax considerations relating to the purchase, ownership and disposition of the notes and of the common stock into which notes may be converted. For purposes of this summary, (1) the Internal Revenue Code of 1986, as amended, is referred to as “the Code” and (2) the Internal Revenue Service is referred to as “the IRS.”

This summary:

•	does not purport to be a complete analysis of all the potential tax considerations that may be relevant to holders in light of their particular circumstances;

•	is based on the provisions of Code, Treasury Regulations promulgated thereunder, published rulings and procedures of the IRS, and judicial decisions, all as in effect on the date of this prospectus supplement and all of which are subject to change at any time, possibly with retroactive effect;

•	deals only with holders that will hold notes and common stock into which notes may be converted as “capital assets” within the meaning of Section 1221 of the Code;

•	does not address tax considerations applicable to investors that may be subject to special tax rules, such as partnerships and other pass-through entities, banks, tax-exempt organizations, insurance companies, dealers or traders in securities or currencies or persons that will hold notes or common stock as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes or persons deemed to sell notes or common stock under the constructive sale provisions of the Code;

•	discusses only the tax considerations applicable to the initial purchasers of the notes who purchase the notes pursuant to, and at the offering price on the cover of, this prospectus supplement and does not discuss the tax considerations applicable to subsequent purchasers of the notes; and

•	does not discuss the effect of any applicable state, local, foreign or other tax laws.

The Company has not sought, nor will seek, any ruling from the IRS with respect to matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or common stock or that any such position would not be sustained.

Investors considering the purchase of notes should consult their own tax advisors with respect to the application of the United States federal income tax consequences to their particular situations, as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

As used herein, the term “United States Holder” means a beneficial owner of a note or common stock who or that is, for United States federal income tax purposes:

•	an individual that is a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to United States federal income tax regardless of its source;

•	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and has elected to continue to be treated as a United States person; or

•	a person whose worldwide income or gain is otherwise subject to United States federal income tax on a net income basis.

A “Foreign Holder” is any beneficial owner of notes or common stock that is not a United States Holder.

United States Holders

Tax Consequences of Ownership of the Notes

Interest

Interest on a note generally will be includable in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such holder’s regular method of accounting for United States federal income tax purposes.

Sale, Exchange or Redemption of a Note

Upon the sale, exchange or redemption of a note, a United States Holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest not previously included in income, which is taxable as ordinary income) and (2) such United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted tax basis in a note generally will equal the cost of the note to such United States Holder plus the amount, if any, included in income on an adjustment to the conversion rate of the notes, as described in “—Adjustments to Conversion Rate” below. The deductibility of capital losses is subject to limitations.

Adjustments to Conversion Rate

The conversion rate of the notes is subject to adjustment under certain circumstances, as described under “Description of Notes—Conversion Rights.” Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the notes as having received a constructive distribution, resulting in dividend treatment (as described below) to the extent of the Company’s current or accumulated earnings and profits, if, and to the extent that, certain adjustments in the conversion rate (or certain other corporate transactions) increase the proportionate interest of a holder of notes in the fully diluted common stock (particularly an adjustment to reflect a taxable dividend to holders of common stock), whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion rate of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in the assets or earnings and profits of the Company, then such increase in the proportionate interest of the holders of the common stock may be treated as a distribution to such holders, taxable as a dividend (as described below) to the extent of the Company’s current or accumulated earnings and profits.

Conversion of the Notes Into Common Stock

A United States Holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except with respect to cash received in lieu of a fractional share of common stock. A United States Holder’s tax basis in the common stock received on conversion of a note will be the same as such United States Holder’s adjusted tax basis in the note at the time of conversion, reduced by any basis allocable to a fractional share interest, and the holding period for the common stock received on conversion will generally include the holding period of the note converted. However, to the extent that any common stock received upon conversion is considered attributable to accrued interest not previously included in income by the United States Holder, it will be taxable as ordinary income. A United States Holder’s tax basis in shares of common stock considered attributable to accrued interest generally will equal the amount of such accrued interest included in income, and the holding period for such shares will begin on the date of conversion.

Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss, measured by the difference between the cash received for the fractional share and the United States Holder’s adjusted tax basis in the fractional share, and will be taxable as described below under “—Tax Consequences of Ownership of the Common Stock—Sale or Exchange.”

Tax Consequences of Ownership of the Common Stock

Dividends

Distributions, if any, paid or deemed paid on the common stock (or deemed distributions on the notes as described above under “—Tax Consequences of Ownership of the Notes—Adjustments to Conversion Rate”) generally will be includable in the income of a United States Holder as ordinary income to the extent of the Company’s current or accumulated earnings and profits as determined for United States federal income tax purposes. Dividends paid to United States Holders that are individuals are currently taxed at the rates applicable to long-term capital gains. Dividends paid to United States Holders that are United States corporations may qualify for the dividends received deduction. To the extent, if any, that a United States Holder receives distributions on shares of common stock that would otherwise constitute dividends for United States federal income tax purposes but that exceed the current and accumulated earnings and profits of the Company, such distributions will be treated first as a non-taxable return of capital, reducing the holder’s basis in the shares of common stock. Any such distributions in excess of the holder’s basis in the shares of common stock generally will be treated as capital gain.

Sale or Exchange

Upon the sale or exchange of common stock, a United States Holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) such United States Holder’s adjusted tax basis in the common stock. The deductibility of capital losses is subject to limitations.

Foreign Holders

Tax Consequences of Ownership of the Notes

Interest

Payments of interest on a note to a Foreign Holder will not be subject to United States federal withholding tax provided that:

(1) the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote (treating, for such purpose, notes held by a Foreign Holder as having been converted into common stock of the Company);

(2) the Foreign Holder is not a controlled foreign corporation that is related to the Company through stock ownership; and

(3) either (A) the Foreign Holder of the note, under penalties of perjury, provides the Company or its agent with its name and address and certifies that it is not a United States person or (B) a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) certifies to the Company or its agent, under penalties of perjury, that such a statement has been received from the Foreign Holder by it or another financial institution and furnishes to the Company or its agent a copy thereof.

For purposes of this summary, we refer to this exemption from United States federal withholding tax as the “Portfolio Interest Exemption.” The certification described in clause (3) above may also be provided by a qualified intermediary on behalf of one or more Foreign Holders or other intermediaries, provided that such intermediary has entered into a withholding agreement with the IRS and certain other conditions are met. The gross amount of payments to a Foreign Holder of interest that does not qualify for the Portfolio Interest Exemption and that is not effectively connected to a United States trade or business of that Foreign Holder will be subject to United States federal withholding tax at the rate of 30%, unless a United States income tax treaty applies to eliminate or reduce such withholding.

A Foreign Holder generally will be subject to tax in the same manner as a United States Holder with respect to payments of interest if such payments are effectively connected with the conduct of a trade or business by the Foreign Holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to an office or other fixed place of business maintained in the United States by such Foreign Holder. Such effectively connected income received by a Foreign Holder that is a corporation may in certain circumstances be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate.

Foreign Holders should consult their own tax advisors regarding any applicable income tax treaties, which may provide different rules. To claim the benefit of a tax treaty or to claim exemption from withholding because the interest income is effectively connected with a United States trade or business, the Foreign Holder must provide a properly executed Form W-8BEN or W-8ECI, as applicable, prior to the payment of interest.

Sale, Exchange or Redemption of a Note

A Foreign Holder generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale or exchange of notes unless:

(1) the Foreign Holder is an individual who was present in the United States for 183 days or more during the taxable year, and certain other conditions are met;

(2) the gain is effectively connected with the conduct of a trade or business of the Foreign Holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to an office or other fixed place of business maintained in the United States by such Foreign Holder; or

(3) the Company is or has been a United States real property holding corporation (“USRPHC”) at any time during the shorter of the five-year period preceding the date of the disposition or the Foreign Holder’s holding period (in which case the gain will be treated as effectively connected income as described in (2) above), unless (i) the notes are considered to be “regularly traded” on an “established securities market” under applicable Treasury Regulations and (ii) the Foreign Holder at no time during the shorter of the five-year period preceding the date of the disposition or the Foreign Holder’s holding period owned (actually or constructively) more than 5% of the total value of the notes.

In the case of (2), such effectively connected income received by a Foreign Holder that is a corporation may in certain circumstances be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate. Additionally, in the case of (3), it is possible that a Foreign Holder that initially owns 5% or less of the total value of the notes may subsequently be considered to own more than 5% of the total value of the notes due to the conversion of notes into common stock by other holders. Regardless of whether a disposition of any note is taxable to the seller pursuant to the rules regarding USRPHCs, the withholding requirements of Section 1445 of the Code generally will not be applicable to a purchaser of the notes or a financial intermediary involved in any such transaction if the notes are considered to be “regularly traded” on an “established securities market” under applicable Treasury Regulations.

Conversion of the Notes Into Common Stock

In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a note into common stock by a Foreign Holder except (1) to the extent the common stock is considered attributable to accrued interest not previously included in income, which may be taxable under the rules set forth in “—Interest,” (2) with respect to the receipt of cash in lieu of fractional shares by Foreign Holders upon conversion of a note, in each case where the conditions described in (1), (2) or (3) above under “—Sale, Exchange or Redemption of a Note” are satisfied. Regardless of whether a conversion of any note is taxable to the seller pursuant to the rules regarding USRPHCs, the withholding requirements of Section 1445 of the Code generally will not be applicable to the Company or a financial intermediary involved in any such transaction if the notes are considered to be “regularly traded” on an “established trading market” under applicable Treasury Regulations.

Tax Consequences of Ownership of Common Stock

Sale or Exchange

A Foreign Holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of common stock unless either of the conditions described in (1) or (2) above under “—Sale, Exchange or Redemption of a Note” are satisfied or the Company is or has been a USRPHC for United States federal income tax purposes at any time within the shorter of the five year period preceding such disposition or such Foreign Holder’s holding period.

The Company believes that, based upon its current business plan, it may be or it may become a USRPHC. In general, the Company will be treated as a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the total fair market value of its United States and non-United States real property and its other assets used or held in a trade or business. If the Company is, or becomes, a USRPHC, so long as the class of stock disposed of is regularly traded on an established securities market within the meaning of Section 897(c)(3) of the Code, only a Foreign Holder of such class who holds or held directly, indirectly or constructively, at any time during the shorter of the five-year period preceding the date of disposition or the Foreign Holder’s holding period, more than 5% of such class of stock will be subject to United States federal income tax on the disposition of such Foreign Holder’s common stock, as applicable. The common stock is currently regularly traded on an established securities market. For purposes of the ownership test described above, a Foreign Holder of notes will be considered as constructively owning the common stock into which such notes are convertible. Regardless of whether a disposition of common stock is taxable to the seller pursuant to the rules regarding USRPHCs, the withholding requirements of Section 1445 of the Code generally will not be applicable to a purchaser of the common stock or a financial intermediary involved in any such transaction.

Dividends

Distributions, if any, paid or deemed paid on the common stock (or deemed distributions on the notes as described above under “—Tax Consequences of Ownership of the Notes—Adjustments to Conversion Rate”) to a Foreign Holder, excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such Foreign Holder, will be subject to United States federal withholding tax at a 30% rate, or lower rate provided under any applicable income tax treaty. Except to the extent that an applicable tax treaty otherwise provides, a Foreign Holder will be subject to tax in the same manner as a United States Holder on dividends paid or deemed paid that are effectively connected with the conduct of a trade or business in the United States by the Foreign Holder. If such Foreign Holder is a foreign corporation, it may in certain circumstances also be subject to a United States “branch profits tax” on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to United States withholding tax if the Foreign Holder delivers IRS Form W-8ECI to the payer.

Under current United States Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country, unless the payer has knowledge to the contrary, for purposes of the withholding discussed above, and, under the current interpretation of United States Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. A Foreign Holder of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification requirements. In addition, under current United States Treasury Regulations, in the case of common stock held by a foreign partnership, or other fiscally transparent entity, the certification requirement would generally be applied to the partners of the partnership and the partnership would be required to provide certain information. The Treasury Regulations also provide look-through rules for tiered partnerships.

Information Reporting And Backup Withholding

Information returns may be filed with the IRS and backup withholding tax may be collected in connection with payments of principal, premium, if any, and interest on a note, dividends on common stock, and payments of the proceeds of the sale of a note, or common stock by a holder. A United States Holder will not be subject to backup withholding tax if such United States Holder provides its taxpayer identification number to the paying agent and complies with certain certification procedures or otherwise establishes an exemption from backup withholding. Some holders, including all corporations, are exempt from these rules.

In addition, a Foreign Holder may be subject to United States backup withholding tax on these payments unless such Foreign Holder complies with certification procedures to establish that such Foreign Holder is not a United States person. The certification procedures required by a Foreign Holder to claim the exemption from withholding tax on interest (described above in “—Tax Consequences of Ownership of the Notes—Interest”) will generally satisfy the certification requirements necessary to avoid the backup withholding tax as well.

Backup withholding tax is not an additional tax. Rather, the United States federal income tax liability of persons subject to backup withholding tax will be offset by the amount of tax withheld. If backup withholding tax results in an overpayment of United States federal income taxes, a refund or credit may be obtained from the IRS, provided the required information is furnished.

The preceding discussion of certain United States federal income tax consequences is for general information only and is not tax advice. Accordingly, holders of the notes should consult their own tax advisors as to particular tax consequences to them or purchasing, holding and disposing of the notes and the common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable law.

UNDERWRITING

Citigroup Global Markets Inc. (“Citigroup”) is acting as sole bookrunning manager of the offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$195,000,000
Credit Suisse First Boston LLC	32,500,000
J.P. Morgan Securities Inc.	32,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	32,500,000
Morgan Stanley & Co. Incorporated	32,500,000

Total	$325,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 1.80% of the principal amount of the notes. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to $48,750,000 additional principal amount of notes at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a principal amount of additional notes approximately proportionate to that underwriter’s initial purchase commitment.

We have agreed that, for a period of 90 days (or in the case of clause (F) below, 30 days) from the date of this prospectus supplement, we will not, without the prior written consent of Citigroup, offer, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction which is designed to result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by us or any affiliate of us or any person in privity with us or any affiliate of us), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any shares of capital stock or securities convertible into, or exchangeable for, shares of capital stock (other than the notes) or publicly announce an intention to effect any such transaction except for: (A) up to 10,000,000 shares of our common stock in the aggregate issued in connection with acquisitions (including by consolidation, merger or similar transaction and including acquisitions of shares of any of its subsidiaries held by minority shareholders), provided that more than 10,000,000 such shares may be issued to the extent the purchaser or purchasers of such excess shares agree to be bound by the provisions of this paragraph for any remaining portion of such 90-day period, (B) common stock issued pursuant to any employee benefit plan, stock ownership or stock option plan or dividend reinvestment plan in effect on the date of this prospectus supplement or options granted pursuant to any such plan in effect on the date of this prospectus supplement, provided that such options cannot be exercised for any remaining portion of such 90-day period, (C) maintaining the effectiveness of any registration statement in place on the date of this prospectus supplement or otherwise permitted to be filed under this paragraph, (D) common stock issued in connection with the exercise of any warrants or convertible securities outstanding on the date of this prospectus supplement, (E) common stock issued to prospective employees in connection with such employees being hired by us or any of our subsidiaries, (F) common stock issued in connection with transactions pursuant to Section 3(a)(9) of the Securities Act, provided that the recipient of such shares issued within 30 days of the date of this prospectus supplement agree to be bound by the provisions of this paragraph for any remaining portion of such 30-day period and after such 30-day period there shall be no restrictions on such transactions and (G) the notes and the common stock issuable upon conversion of the notes. In addition, James Q. Crowe and Walter Scott, Jr. have agreed that, for a period of 90 days from the date of this prospectus supplement, they will not, without the prior written consent of Citigroup, offer, sell, contract to sell, pledge or otherwise dispose of, or file (or participate in the filing of) a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any shares of our capital stock or any securities convertible or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, other than (i) shares of common stock disposed of as bona fide gifts approved by Citigroup or (ii) in the case of Walter Scott, Jr., shares of common stock issued in connection with the exercise of any warrants owned by him and outstanding on the date of this prospectus supplement. Citigroup in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

Each underwriter has represented, warranted and agreed that:

•	it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any notes included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any notes included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes included in this offering in, from or otherwise involving the United Kingdom.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional notes.

	Paid by Level 3 Communications, Inc.
	No Exercise	Full Exercise
Per note.	$30.00	$30.00

Total.	$9,750,000	$11,212,500

In connection with the offering, Citigroup, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of notes made in an amount up to the principal amount represented by the underwriters’ over-allotment option. In determining the source of notes to close out the covered syndicate short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases of the notes in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of notes in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of notes in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering will be $1,000,000.

The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., is the Administrative Agent and Collateral Agent, Salomon Smith Barney Inc., an affiliate of Citigroup Global Markets Inc., is the Syndication Agent, and each are lenders under our senior secured credit facility, and affiliates of the other underwriters currently are, or have been, lenders under this credit facility.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

The validity of the notes offered by this prospectus supplement will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York. The underwriters are being represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Level 3 Communications, Inc. as of December 31, 2002, and for the year then ended, have been incorporated by reference herein and in the accompanying prospectus in reliance upon the audit report of KPMG LLP, independent public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2002 consolidated financial statements refers to a change in the method of accounting for goodwill effective January 1, 2002, upon adoption of Statement of Financial Accounting Standards No. 142.

The consolidated financial statements of Level 3 Communications, Inc. and its subsidiaries for the years ended December 31, 2001, and December 31, 2000, included in the Annual Report on Form 10-K for the year ended December 31, 2002, and incorporated by reference into this prospectus supplement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report. Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus supplement, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus supplement, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated herein. See “Risk Factors—You will have no effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission in any of our financial statements audited by Arthur Andersen LLP included or incorporated by reference in this prospectus supplement and the accompanying prospectus.”

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., as well as the SEC’s regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois and 233 Broadway, New York, New York. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The Company’s SEC filings are also available at the SEC’s Internet Web site as http://www.sec.gov. The Company’s SEC filings can also be read at NASDAQ Operations, 1735 K Street, N.W. Washington, D.C. 20006.

PROSPECTUS

Level 3 Communications, Inc.

Debt Securities

Preferred Stock

Depositary Shares

Warrants

Stock Purchase Contracts and Stock Purchase Units

Subscription Rights

Common Stock

We will provide specific terms of these securities and their offering prices in supplements to this prospectus.

In the case of debt securities, these terms will include, as applicable, the specific designation, aggregate principal amount, maturity, rate or formula of interest, premium, terms for redemption. In the case of shares of preferred stock, these terms will include, as applicable, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights. In the case of depositary shares, these terms will include the fractional share of preferred stock represented by each depositary share. In the case of common stock, these terms will include the aggregate number of shares offered. In the case of warrants, these terms will include the securities for which the warrants are exercisable, duration, offering price, exercise price and detachability. In the case of stock purchase contracts, these terms will include the holders’ obligation to purchase common stock or preferred stock from us and our obligation to make periodic payments to the holders of the stock purchase contracts, including whether these payments will be secured or prefunded. We may issue these stock purchase contracts separately or as part of a unit consisting of a stock purchase contract and debt securities, preferred securities or debt obligations of third parties, securing the holders’ obligation to purchase. In the case of subscription rights, these terms will include the title of the subscription rights, the securities for which the subscription rights are exercisable, the extent to which such subscription rights are transferable and terms, procedures and limitations relating to the exchange and exercise of the subscription rights.

We may sell any combination of these securities in one or more offerings up to a total dollar amount of $3,156,375,000.

Our common stock is quoted on the Nasdaq National Market under the symbol LVLT. The closing price of our common stock on the Nasdaq National Market was $47.00 per share on January 17, 2001. None of the other securities are currently publicly traded.

You should read this prospectus and any prospectus supplement carefully before you invest.

See “Risk Factors” on page 2 for a discussion of matters that you should consider before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 31, 2002.

ABOUT THIS PROSPECTUS

This prospectus is part of two registration statements that we filed with the SEC utilizing a shelf registration process. Under this shelf process, we may, over the next two years, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $3,156,375,000 or the equivalent denominated in foreign currencies or units of two or more foreign currencies. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available at the offices of the Nasdaq National Market, in Washington, D.C.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act until we sell all of the securities.

•	Annual report on Forms 10-K and 10-K/A for the fiscal year ended December 31, 1999

•	Quarterly reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000

•	Current reports on Form 8-K, filed February 4, 2000, February 7, 2000, February 18, 2000, February 25, 2000, February 29, 2000 and November 13, 2000 and on Form 8-K/A filed November 9, 1999

•	Registration statements on Forms 8-A/A filed March 31, 1998 and June 10, 1998

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Vice President, Investor Relations

Level 3 Communications, Inc.

1025 Eldorado Boulevard

Broomfield, Colorado 80021

(720) 888-1000

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

RISK FACTORS

Before you invest in our securities, you should carefully consider the risks involved. These risks include, but are not limited to:

•	the risks described in our current report on Form 8-K/A filed with the SEC on November 9, 1999, which is incorporated by reference in this prospectus; and

•	any risks that may be described in other filings we make with the SEC or in the prospectus supplements relating to specific offerings of securities.

THE COMPANY

We engage in the communications, information services and coal mining businesses through ownership of operating subsidiaries and substantial equity positions in public companies. In late 1997, we announced a business plan to increase substantially our information services business and to expand the range of services we offer. We are implementing our business plan by building an advanced communications network based on internet protocol technology.

Since late 1997, we have substantially increased the emphasis we place on and the resources devoted to our communications and information services business. Since that time we have become a facilities-based provider of a broad range of integrated communications services. A facilities-based provider is one that owns or leases a substantial portion of the plant, property and equipment necessary to provide its services. We have expanded substantially the business of our subsidiary, (i) Structure, Inc. (formerly known as PKS Information Services, Inc.) and are creating, through a combination of construction, purchase and leasing of facilities and other assets, an advanced, international facilities based communications network. We designed our network based on internet protocol technology in order to leverage the efficiencies of this technology to provide lower cost communications services.

Our network will combine both local and long distance networks and will connect customers end-to-end across the U.S. and in Europe and Asia. We provide a full range of communications services—including local, long distance, international and internet services.

Our principal executive offices are located at 1025 Eldorado Boulevard, Broomfield, Colorado 80021 and our telephone number is (720) 888-1000.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The ratio of earnings to fixed charges for each of the periods indicated was as follows:

Nine Months Ended September 30,		Fiscal Year Ended
2000	1999	1999	1998	1997	1996	1995
—	—	—	—	5.73	3.87	—

For this ratio, earnings consist of earnings (loss) before income taxes, minority interest and discontinued operations plus fixed charges excluding capitalized interest but including amortization of capitalized interest. Fixed charges consist of interest expensed and capitalized, plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor, plus, prior to September 30, 1995, preferred stock dividends on preferred stock of its former subsidiary, MFS Communications Company, Inc. We had deficiencies of earnings to fixed charges of $997 million for the nine months ended September 30, 2000, $421 million for the nine months ended September 30, 1999, $695 million for 1999, $36 million for 1998 and $32 million for 1995.

APPLICATION OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered securities will be used for working capital, capital expenditures, acquisitions and other general corporate purposes. Until we use the net proceeds in this manner, we may temporarily use them to make short-term investments or reduce short-term borrowings.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities.

The debt securities will be our direct unsecured general obligations and may include debentures, notes, bonds and/or other evidences of indebtedness. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and The Bank of New York as successor to IBJ Whitehall Bank & Trust Company, as trustee. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indentures and the subordinated indentures are called indentures.

We have summarized selected provisions of the indentures below. The summary is not complete. We have also filed the forms of the indentures as exhibits to the registration statement. You should read the indentures for provisions that may be important to you before you buy any debt securities.

General terms of debt securities

The debt securities issued under each indenture may be issued without limit is to aggregate principal amount, in one or more series. Each indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. Any trustee under either indenture may resign or be removed with respect to one or more series of debt securities issued under that indenture, and a successor trustee may be appointed to act with respect to that series.

If two or more persons are acting as trustee with respect to different series of debt securities issued under the same indenture, each of those trustees will be a trustee of a trust under that indenture separate and apart from the trust administered by any other trustee. In that case, except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by the trustee may be taken by each of those trustees only with respect to the one or more series of debt securities for which it is trustee.

A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering and that series. These terms will contain some or all of the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the purchase price of the debt securities, expressed as a percentage of the principal amount;

•	the date or dates on which the principal of and any premium on the debt securities will be payable or the method for determining the date or dates;

•	if the debt securities will bear interest, the interest rate or rates or the method by which the rate or rates will be determined;

•	if the debt securities will bear interest, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable, the record dates for those interest payment dates and the basis upon which interest shall be calculated if other than that of a 360 day year of twelve 30-day months;

•	the place or places where payments on the debt securities will be made and the debt securities may be surrendered for registration of transfer or exchange;

•	if we will have the option to redeem all or any portion of the debt securities, the terms and conditions upon which the debt securities may be redeemed;

•	the terms and conditions of any sinking fund or other similar provisions obligating us or permitting a holder to require us to redeem or purchase all or any portion of the debt securities prior to final maturity;

•	the currency or currencies in which the debt securities are denominated and payable if other than U.S. dollars;

•	whether the amount of any payments on the debt securities may be determined with reference to an index, formula or other method and the manner in which such amounts are to be determined;

•	any additions or changes to the events of default in the respective indentures;

•	any additions or changes with respect to the other covenants in the respective indentures;

•	the terms and conditions, if any, upon which the debt securities may be convertible into common stock or preferred stock;

•	whether the debt securities will be issued in certificated or book-entry form;

•	whether the debt securities will be in registered or bearer form and, if in registered form, the denominations of the debt securities if other than $1,000 and multiples of $1,000;

•	the applicability of the defeasance and covenant defeasance provisions of the applicable indenture; and

•	any other terms of the debt securities consistent with the provisions of the applicable indenture.

Debt securities may be issued under the indentures as original issue discount securities to be offered and sold at a substantial discount from their stated principal amount. Special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

Unless otherwise provided with respect to a series of debt securities, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 and multiples of $1,000.

Certificated securities

Except as otherwise stated in the applicable prospectus supplement, debt securities will not be issued in certificated form. If, however, debt securities are to be issued in certificated form, no service charge will be made for any transfer or exchange of any of those debt securities. We may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange of those debt securities.

Book-entry debt securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with the depositary identified in the applicable prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred. However, transfers of the whole security between the depositary for that global security and its nominee or their respective successors are permitted.

Unless otherwise stated, The Depository Trust Company, New York, New York will act as depositary for each series of global securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be effected only through, records maintained by DTC and its participants.

DTC has provided the following information to us. DTC is a:

•	limited-purpose trust company organized under the New York Banking Law;

•	a banking organization within the meaning of the New York Banking Law;

•	a member of the U.S. Federal Reserve System;

•	a clearing corporation within the meaning of the New York Uniform Commercial Code; and

•	a clearing agency registered under the provisions of section 17A of the Securities Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, in deposited securities through electronic computerized book-entry changes in the direct participant’s accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC’s book-entry system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Principal and interest payments on global securities registered in the name of DTC’s nominee will be made in immediately available funds to DTC’s nominee as the registered owner of the global securities. We and the trustee will treat DTC’s nominee as the owner of the global securities for all other purposes as well. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities. It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of DTC, the trustee or us.

Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like amount and terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary;

•	DTC ceases to be a registered clearing agency and a successor depositary is not appointed by us within 90 days; or

•	we determine not to require all of the debt securities of a series to be represented by a global security and notify the trustee of our decision.

Merger

We generally may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation if:

•	we are the continuing corporation; or

•	we are not the continuing corporation, the successor corporation, expressly assumes all payments on all the debt securities and the performance and observance of all the covenants and conditions of the applicable indenture; and

•	neither we nor the successor corporation is in default immediately after the transaction under the applicable indenture.

Events of default, notice and waiver

Senior indenture.    The senior indenture provides that the following are events of default with respect to any series of senior debt securities:

•	default for 30 days in the payment of any interest on any debt security of that series;

•	default in the payment of the principal of or premium, if any, on any debt security of that series at its maturity;

•	default in making a sinking fund payment required for any debt security of that series;

•	default in the performance of any of our other covenants in the senior indenture that continues for 60 days after written notice, other than default in a covenant included in the senior indenture solely for the benefit of another series of senior debt securities;

•	the acceleration of the maturity of more than $25,000,000 in the aggregate of any of our other indebtedness, where that indebtedness is not discharged or that acceleration is not rescinded or annulled;

•	certain events of bankruptcy, insolvency or reorganization of us or our property; and

•	any other event of default provided with respect to a particular series of debt securities.

The senior trustee generally may withhold notice to the holders of any series of debt securities of any default with respect to that series if it considers the withholding to be in the interest of those holders. However, the senior trustee may not withhold notice of any default in the payment of the principal of, or premium, if any, or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series.

If an event of default with respect to any series of senior debt securities occurs and is continuing, the senior trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series immediately due and payable. Subject to certain conditions, the holders of a majority in principal amount of outstanding debt securities of that series may rescind and annul that acceleration. However, they may only do so if all events of default, other than the non-payment of accelerated principal or specified portion of accelerated principal, with respect to debt securities of that series have been cured or waived.

Holders of a majority in principal amount of any series of outstanding senior debt securities may, subject to some limitations, waive any past default with respect to that series and the consequences of the default. The prospectus, supplement relating to any series of senior debt securities which are original issue discount securities will describe the particular provisions relating to acceleration of a portion of the principal amount of those original issue discount securities upon the occurrence and continuation of an event of default. Within 120 days after the close of each fiscal year, we must file with the senior trustee a statement, signed by specified of our officers, stating whether those officers have knowledge of any default under the senior indenture.

Except with respect to its duties in case of default, the senior trustee is not obligated to exercise any of its rights or powers at the request or direction of any holders of any series of outstanding senior debt securities, unless those holders have offered the senior trustee reasonable security or indemnity. Subject to those indemnification provisions and limitations contained in the senior indenture, the holders of a majority in principal amount of any series of the outstanding debt securities issued thereunder may direct any proceeding for any remedy available to the senior trustee, or the exercising of any of the senior trustee’s trusts or powers.

Subordinated indenture.    The subordinated indenture provides that the following are events of default with respect to any series of subordinated debt securities:

•	default for 30 days in the payment of any interest on any debt security of that series;

•	default in the payment of the principal of or premium, if any, on any debt security of that series at its maturity;

•	default in making a sinking fund payment required for any debt security of that series;

•	any default in the performance of any of our other covenants in the subordinated indenture that continues for 60 days after written notice, other than default in a covenant included in the subordinated indenture solely for the benefit of another series of subordinated debt securities;

•	the acceleration of more than $25,000,000, where that indebtedness is not discharged or that acceleration is not rescinded or annulled;

•	certain events relating to the bankruptcy, insolvency or reorganization of us or our property; and

•	any other event of default provided with respect to a particular series of debt securities.

The subordinated trustee generally may withhold notice to the holders of any series of subordinated debt securities of any default with respect to that series if it considers the withholding to be in the interest of the holders. However, the subordinated trustee may not withhold notice of any default in the payment of the principal of or premium, if any or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series.

If an event of default with respect to any series of subordinated debt securities occurs and is continuing, the subordinated trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series immediately due and payable. Subject to certain conditions, the holders of a majority in principal amount of outstanding debt securities of that series may rescind and annul that acceleration. However, they may only do so if all events of default with respect to debt securities of that series have been cured or waived. Holders of a majority in principal amount of any series of the outstanding subordinated debt securities may, subject to some limitations, waive any past default with respect to that series and the consequences of the default. The prospectus supplement relating to any series of subordinated debt securities which are original issue discount securities will describe the particular provisions relating to acceleration of a portion of the principal amount of those original issue discount securities upon the occurrence and continuation of an event of default. Within 120 days after the close of each fiscal year, we must file with the subordinated trustee a statement, signed by specified officers of us, stating whether such officers have knowledge of any default under the subordinated indenture.

Except with respect to its duties in case of default, the subordinated trustee is not obligated to exercise any of its rights or powers at the request or direction of any holders of any series of outstanding subordinated debt securities, unless those holders have offered the subordinated trustee reasonable security or indemnity. Subject to those indemnification provisions and limitations contained in the subordinated indenture, the holders of a majority in principal amount of any series of the outstanding subordinated debt securities may direct any proceeding for any remedy available to the subordinated trustee, or the exercising of any of the subordinated trustee’s trusts or powers.

Modification of the indentures

Senior indenture.    Modifications and amendments of the senior indenture may be made only, subject to some exceptions, with the consent of the holders of a majority in aggregate principal amount of all outstanding debt securities under the senior indenture which are affected by the modification or amendment. However, the holder of each affected senior debt security must consent to any modification or amendment of the senior indenture that:

•	changes the stated maturity of the principal of, or the premium, if any, or any installment of interest on, that debt security;

•	reduces the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, that debt security;

•	reduces the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of its maturity or would be provable in bankruptcy;

•	adversely affects any right of repayment of the holder of that debt security;

•	changes the place of payment where, or the currency in which, any payment on that debt security is payable;

•	impairs the right to institute suit to enforce any payment on or with respect to that debt security; or

•	reduces the percentage of outstanding debt securities of any series necessary to modify or amend the senior indenture or to waive compliance with some of its provisions or defaults and their consequences.

We and the senior trustee may amend the senior indenture without the consent of the holders of any senior debt securities in certain limited circumstances, such as:

•	to evidence the succession of another entity to us and the assumption by the successor of our covenants contained in the senior indenture;

•	to secure the securities; and

•	to cure any ambiguity, to correct or supplement any provision in the senior indenture which may be inconsistent with any other provision of the senior indenture.

Subordinated indenture.    Modifications and amendments to the subordinated indenture may be made only, subject to some exceptions, with the consent of the holders of a majority in aggregate principal amount of all outstanding debt securities under the subordinated indenture which are affected by the modification or amendment. However, the holder of each affected subordinated debt security must consent to any modification or amendment of the subordinated indenture that:

•	changes the stated maturity of the principal of, or the premium, if any, or any installment of interest on, that debt security;

•	reduces the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, that debt security;

•	reduces the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of its maturity or would be provable in bankruptcy;

•	adversely affects any right of the repayment of the holder of that debt security;

•	changes the place of payment where, or the currency in which, any payment on that debt security is payable;

•	impairs the right to institute suit to enforce any payment on or with respect to that debt security;

•	reduces the percentage of outstanding debt securities of any series necessary to modify or amend the subordinated indenture or to waive compliance with some of its provisions or defaults and their consequences; or

•	subordinates the indebtedness evidenced by that debt security to any of our indebtedness other than senior indebtedness.

We and the subordinated trustee also may amend the subordinated indenture without the consent of the holders of any subordinated securities in certain limited circumstances, such as:

•	to evidence the succession of another entity to us and the assumption by the successor of our covenants contained in the subordinated indenture;

•	to secure the securities; and

•	to cure any ambiguity, to correct or supplement any provision in the subordinated indenture which may be inconsistent with any other provision of the subordinated indenture.

Defeasance and covenant defeasance

When we establish a series of debt securities, we may provide that that series is subject to the defeasance and discharge provisions of the applicable indenture. If those provisions are made applicable, we may elect either:

•	to defease and be discharged from, subject to some limitations, all of our obligations with respect to those debt securities; or

•	to be released from our obligations to comply with specified covenants relating to those debt securities as described in the applicable prospectus supplement.

To effect that defeasance or covenant defeasance, we must irrevocably deposit in trust with the relevant trustee an amount in any combination of funds or government obligations, which, through the payment of principal and interest in accordance with their terms, will provide money sufficient to make payments on those debt securities and any mandatory sinking fund or analogous payments on those debt securities.

On such a defeasance, we will not be released from obligations:

•	to pay additional amounts, if any, upon the occurrence of some events;

•	to register the transfer or exchange of those debt securities;

•	to replace some of those debt securities;

•	to maintain an office relating to those debt securities;

•	to hold moneys for payment in trust will not be discharged.

To establish such a trust we must, among other things, deliver to the relevant trustee an opinion of counsel to the effect that the holders of those debt securities:

•	will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance; and

•	will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance, the opinion of counsel must be based upon a ruling of the IRS or a change in applicable U.S. federal income tax law occurring after the date of the applicable indenture.

Government obligations mean generally securities which are:

•	direct obligations of the U.S. or of the government which issued the foreign currency in which the debt securities of a particular series are payable, in each case, where the issuer has pledged its full faith and credit to pay the obligations; or

•	obligations of an agency or instrumentality of the U.S. or of the government which issued the foreign currency in which the debt securities of that series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the U.S. or that other government.

•	In any case, the issuer of government obligations cannot have the option to call or redeem the obligations. In addition, government obligations include, subject to certain qualifications, a depository receipt issued by a bank or trust company as custodian with respect to any government obligation or a specific payment of interest on or principal of any such government obligation held by the custodian for the account of a depository receipt holder.

If we effect covenant defeasance with respect to any debt securities, the amount on deposit with the relevant trustee will be sufficient to pay amounts due on the debt securities at the time of their stated maturity. However, those debt securities may become due and payable prior to their stated maturity if there is an event of default with respect to a covenant from which we have not been released. In that event, the amount on deposit may not be sufficient to pay all amounts due on the debt securities at the time of the acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above.

Senior debt securities

Senior debt securities are to be issued under the senior indenture. Each series of senior debt securities will constitute senior indebtedness and will rank equally with each other series of senior debt securities and other senior indebtedness. All subordinated debt, including, but not limited to, all subordinated securities, will be subordinated to the senior debt securities and other senior indebtedness.

Subordination of subordinated securities

Subordinated indenture.    Payments on the subordinated securities will be subordinated to our senior indebtedness, whether outstanding on the date of the subordinated indenture or incurred after that date. At September 30, 2000, our aggregate senior indebtedness was approximately $5.218 billion. The applicable prospectus supplement for each issuance of subordinated securities will specify the aggregate amount of our outstanding indebtedness as of the most recent practicable date that would rank senior to and equally with the offered subordinated securities.

Ranking.    No class of subordinated securities is subordinated to any other class of subordinated debt securities. See “Subordination provisions” below.

Subordination provisions.    If any of certain specified events occur, the holders of senior indebtedness must receive payment of the full amount due on the senior indebtedness, or that payment must be duly provided for, before we may make payments on the subordinated securities. These events are:

•	any distribution of our assets upon our liquidation, reorganization or other similar transaction except for a distribution in connection with a merger or other transaction complying with the covenant described above under “Merger”;

•	the occurrence and continuation of a payment default on any senior indebtedness; or

•	a declaration of the principal of any series of the subordinated securities, or, in the case of original issue discount securities, the portion of the principal amount specified under their terms, as due and payable, that has not been rescinded and annulled.

However, if the event is the acceleration of any series of subordinated securities, only the holders of senior indebtedness outstanding at the time of the acceleration of those subordinated securities, or, in the case of original issue discount securities, that portion of the principal amount specified under their terms, must receive payment of the full amount due on that senior indebtedness, or such payment must be duly provided for, before we make payments on the subordinated securities.

As a result of the subordination provisions, some of our general creditors, including holders of senior indebtedness, may recover more, ratably, than the holders of the subordinated securities in the event of insolvency.

Definition of senior indebtedness

Senior indebtedness means the following indebtedness or obligations:

•	the principal of and premium, if any, and unpaid interest on indebtedness for money borrowed;

•	purchase money and similar obligations;

•	obligations under capital leases;

•	guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which we are responsible for the payment of, the indebtedness of others;

•	renewals, extensions and refunding of that indebtedness;

•	interest or obligations in respect of the indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings; and

•	obligations associated with derivative products.

However, indebtedness or obligations are not senior indebtedness if the instrument by which we become obligated for that indebtedness or those obligations expressly provides that that indebtedness or those obligations are junior in right of payment to any other of our indebtedness or obligations.

Convertible debt securities

Unless otherwise provided in the applicable prospectus supplement, the following provisions will apply to debt securities that will be convertible into common stock or preferred stock.

Conversion.    The holder of unredeemed convertible debt securities may, at any time during the period specified in the applicable prospectus supplement, convert those convertible debt securities into shares of common stock or preferred stock. The conversion price or rate for each $1,000 principal amount of convertible debt securities will be specified in the applicable prospectus supplement. The holder of a convertible debt security may convert a portion of the convertible debt security which is $1,000 principal amount or any multiple of $1,000. In the case of convertible debt securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption. However, in the case of repayment at the option of the applicable holder, conversion rights will terminate upon receipt of written notice of the holder’s exercise of that option.

In certain events, the conversion price or rate will be subject to adjustment as specified in the applicable indenture. For debt securities convertible into common stock, those events include:

•	the issuance of shares of common stock as a dividend;

•	subdivisions and combinations of common stock;

•	the issuance to all holders of common stock of rights or warrants entitling such holders for a period not exceeding 45 days to subscribe for or purchase shares of common stock at a price per share less than its current per share market price; and

•	the distribution to all holders of common stock of:

(1)	shares of our capital stock, other than common stock;

(2)	evidences of our indebtedness or assets excluding cash dividends or distributions paid from our retained earnings; or

(3)	subscription rights or warrants other than those referred to above.

No adjustment of the conversion price or rate will be required in any of these cases unless an adjustment would require a cumulative increase or decrease of at least 1% in that price or rate. Fractional shares of common stock will not be issued upon conversion. In place of fractional shares, we will pay a cash adjustment. Unless otherwise specified in the applicable prospectus supplement, convertible debt securities convertible into common stock surrendered for conversion between any record date for an interest payment and the related interest payment date must be accompanied by payment of an amount equal to the interest payment on the surrendered convertible debt security. However, that payment does not have to accompany convertible debt securities surrendered for conversion if those convertible debt securities have been called for redemption during that period.

The adjustment provisions for debt securities convertible into shares of preferred stock will be determined at the time of an issuance of debt securities and will be described in the applicable prospectus supplement.

DESCRIPTION OF PREFERRED STOCK

This section describes the general terms and provisions of our preferred stock. The applicable prospectus supplement will describe the specific terms of the preferred stock offered through that prospectus supplement as well as any general terms described in this section that will not apply to those shares of preferred stock.

We have summarized certain selected terms of the preferred stock in this section. The summary is not complete. You should read our restated certificate of incorporation that is an exhibit to our annual report on Form 10-K and the certificate of designation relating to the applicable series of the preferred stock that we will file with the SEC for additional information before you buy any preferred stock.

General

Our restated certificate of incorporation and Delaware General Corporation Law give our board of directors the authority, without further stockholder action, to issue a maximum of 10,000,000 shares of preferred stock. The board of directors has the authority to fix the following terms with respect to shares of any series of preferred stock:

•	the designation of the series;

•	the number of shares to comprise the series;

•	the dividend rate or rates payable with respect to the shares of the series;

•	the redemption price or prices, if any, and the terms and conditions of any redemption;

•	the voting rights;

•	any sinking fund provisions for the redemption or purchase of the shares of the series;

•	the terms and conditions upon which the shares are convertible or exchangeable, if they are convertible or exchangeable; and

•	any other relative rights, preferences and limitations pertaining to the series.

The preferred stock will have the rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the preferred stock it offers for specific terms, including:

•	the designation, stated value and liquidation preference of that series of the preferred stock and the number of shares offered;

•	the initial public offering price at which the shares will be issued;

•	the dividend rate or rates or method of calculation of dividends, the dividend periods, the date or dates on which dividends will be payable and whether such dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange provisions;

•	the procedures for any auction and remarketing, if any, of that series of preferred stock;

•	whether interests in that series of preferred stock will be represented by our depositary shares; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of that series of preferred stock.

When we issue shares of preferred stock against payment for the shares, they will be fully paid and nonassessable. This means that the full purchase price for those shares will have been paid and the holders of those shares will not be assessed any additional monies for those shares. Holders of preferred stock will have no preemptive rights to subscribe for any additional securities that we may issue.

Because we are a holding company, our rights and the rights of holders of our securities, including the holders of preferred stock, to participate in the distribution of assets of any subsidiary of ours upon its liquidation or recapitalization will be subject to the prior claims of its creditors and preferred stockholders. We will not be structurally subordinated to the extent we are a creditor with recognized claims against the subsidiary or are a holder of preferred stock of the subsidiary.

Dividends

The holders of the preferred stock will be entitled to receive dividends, if declared by our board of directors out of our assets that we can legally use to pay dividends. The prospectus supplement relating to a particular series of preferred stock will describe the dividend rates and dates on which dividends will be payable. The rates may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by our board of directors. The applicable prospectus supplement will specify whether dividends will be paid in the form of cash, preferred stock or common stock.

The applicable prospectus supplement will also state whether dividends on any series of preferred stock are cumulative or noncumulative. If our board of directors does not declare a dividend payable on a dividend payment date on any noncumulative series of preferred stock, then the holders of that series will not be entitled to receive a dividend for that dividend period. In those circumstances, we will not be obligated to pay the dividend accrued for that period, whether or not dividends on such preferred stock are declared or paid on any future dividend payment dates.

Our board of directors may not declare and pay a dividend on any of our stock ranking, as to dividends, equal with or junior to any series of preferred stock unless full dividends on that series have been declared and paid, or declared and sufficient money is set aside for payment. Until either full dividends are paid, or are declared and payment is set aside, on preferred stock ranking equal as to dividends, then:

•	we will declare any dividends pro rata among the preferred stock of each series and any preferred stock ranking equal to the preferred stock as to dividends; in other words, the dividends we declare per share on each series of such preferred stock will bear the same relationship to each other that the full accrued dividends per share on each such series of the preferred stock bear to each other;

•	other than such pro rata dividends, we will not declare or pay any dividends or declare or make any distributions upon any security ranking junior to or equal with the preferred stock as to dividends or upon liquidation, except dividends or distributions paid for with securities ranking junior to the preferred stock as to dividends and upon liquidation; and

•	we will not redeem, purchase or otherwise acquire or set aside money for a sinking fund for any securities ranking junior to or equal with the preferred stock as to dividends or upon liquidation except by conversion into or exchange for stock junior to the preferred stock as to dividends and upon liquidation.

We will not owe any interest, or any money in lieu of interest, on any dividend payment(s) on any series of the preferred stock which may be past due.

Redemption

Preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption through a sinking fund or otherwise, as described in the applicable prospectus supplement. Redeemed preferred stock will become authorized but unissued shares of preferred stock that we may issue in the future.

If a series of preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that we will redeem each year and the redemption price. If preferred stock is redeemed, we will pay all accrued and unpaid dividends on those shares to, but excluding, the redemption date. In the case of any noncumulative series of preferred stock, accrued and unpaid dividends will not include any accumulation of dividends for prior dividend periods. The applicable prospectus supplement will also specify whether we will pay the redemption price in cash or other property. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of our capital stock, the terms of that preferred stock may provide for its automatic conversion upon the occurrence of certain events. These events include if no capital stock has been issued or if the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due.

If fewer than all of the outstanding shares of any series of the preferred stock are to be redeemed, our board of directors will determine the number of shares to be redeemed. We may redeem the shares pro rata from the holders of record in proportion to the number of shares held by them, with adjustments to avoid redemption of fractional shares, or by lot in a manner determined by our board of directors.

Even though the terms of a series of preferred stock may permit redemption of shares of preferred stock in whole or in part, if any dividends, including accumulated dividends, on that series are past due:

•	we will not redeem any preferred stock of that series unless we simultaneously redeem all outstanding shares of preferred stock of that series; and

•	we will not purchase or otherwise acquire any preferred stock of that series.

The prohibition discussed in the prior sentence will not prohibit us from purchasing or acquiring preferred stock of that series through a purchase or exchange offer if we make the offer on the same terms to all holders of that series.

Unless the applicable prospectus supplement specifies otherwise, we will give notice of a redemption by mailing a notice to each record holder of the shares to be redeemed, between 30 to 60 days prior to the date fixed for redemption. We will mail the notices to the holders’ addresses as they appear on our stock records. Each notice will state:

•	the redemption date;

•	the number of shares and the series of the preferred stock to be redeemed;

•	the redemption price;

•	the place or places where holders can surrender the certificates for the preferred stock for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

•	the date when the holders’ conversion rights, if any, will terminate.

If we redeem fewer than all shares of any series of the preferred stock held by any holder, we will also specify the number of shares to be redeemed from the holder in the notice.

If we have given notice of the redemption and have provided the funds for the payment of the redemption price, then beginning on the redemption date:

•	the dividends on the preferred stock called for redemption will no longer accrue;

•	such shares will no longer be considered outstanding; and

•	the holders will no longer have any rights as stockholders except to receive the redemption price.

When the holders of these shares surrender the certificates representing these shares, in accordance with the notice, the redemption price described above will be paid out of the funds we provide. If fewer than all the shares represented by any certificate are redeemed, a new certificate will be issued representing the unredeemed shares without cost to the holder of those shares.

Conversion or exchange rights

The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible or exchangeable into common stock, another series of preferred stock or debt securities.

Rights upon liquidation

Unless the applicable prospectus supplement states otherwise, if we liquidate, dissolve or wind up our business, the holders of shares of each series of the preferred stock will be entitled to receive:

•	liquidation distributions in the amount stated in the applicable prospectus supplement; and

•	all accrued and unpaid dividends whether or not earned or declared.

We will pay these amounts to the holders of shares of each series of the preferred stock, and all amounts owing on any preferred stock ranking equally with that series of preferred stock as to liquidating distributions, out of our assets available for distribution to stockholders. These payments will be made before any distribution is made to holders of any securities ranking junior to the series of preferred stock upon liquidation.

If we liquidate, dissolve or wind up our business and the assets available for distribution to the holders of the preferred stock of any series and any other shares of our stock ranking equal with that series as to liquidating distributions are insufficient to pay all amounts to which the holders are entitled, then we will only make pro rata distributions to the holders of all shares ranking equal as to liquidating distributions. This means that the distributions we pay to these holders will bear the same relationship to each other that the full distributable amounts for which these holders are respectively entitled upon liquidation of our business bear to each other.

After we pay the full amount of the liquidation distribution to which the holders of a series of the preferred stock are entitled, those holders will have no right or claim to any of our remaining assets.

Voting rights

Except as indicated below or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of preferred stock will not be entitled to vote.

If we fail to pay dividends on any shares of preferred stock for six consecutive quarterly periods, the holders of those shares of preferred stock, voting separately as a class with all other series of preferred stock upon which the same voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to the board of directors. This may be done at a special meeting called by the holders of record of at least 10% of those shares of preferred stock or the next annual meeting of stockholders and at each subsequent meeting until:

•	in the case of a series of preferred stock with cumulative dividends, all dividends accumulated on that series of preferred stock for the past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment of these dividends has been set aside for payment; or

•	in the case of a series of noncumulative preferred stock, four consecutive quarterly dividends on that series of noncumulative preferred stock have been fully paid or declared and a sum sufficient for the payment of these dividends has been set aside for payment.

In this case, the entire board of directors will be increased by two directors.

So long as any shares of preferred stock remain outstanding, unless we receive the consent of the holders of any outstanding series of preferred stock as specified below, we will not:

•	authorize, issue or increase the authorized amount of, any capital stock ranking prior to the outstanding series of preferred stock as to dividends or liquidating distributions;

•	reclassify any capital stock into any shares with this kind of prior ranking;

•	authorize or issue any obligation or security that represents the right to purchase any capital stock with this kind of prior ranking; or

•	amend or alter the provisions of our restated certificate of incorporation, so as to materially and adversely affect any right, preference, privilege or voting power of that series of preferred stock or the holders of that series of preferred stock.

This consent must be given by the holders of at least two-thirds of each series of all outstanding preferred stock described in the preceding sentence, voting separately as a class. We will not be required to obtain this consent with respect to the actions relating to changes to our restated certificate of incorporation, however, if we only:

•	increase the amount of the authorized preferred stock or any outstanding series of preferred stock or any of our other capital stock; or

•	create and issue another series of preferred stock or any other capital stock; and

•	in either case, this preferred stock ranks equal with or junior to the outstanding preferred stock as to dividends and liquidating distributions.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms and provisions of shares of preferred stock represented by depositary shares. The applicable prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We have summarized in this section certain terms and provisions of the deposit agreement, the depositary shares and the receipts representing depositary shares. The summary is not complete. You should read the forms of deposit agreement and depositary receipt that we have filed with the SEC for additional information before you buy any depositary shares that represent preferred stock of that series.

General

We may issue depositary receipts evidencing the depositary shares. Each depositary share will represent a fraction of a share of preferred stock. Shares of preferred stock of each class or series represented by depositary shares will be deposited under a separate deposit agreement among us, the preferred stock depositary and the holders of the depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the depositary shares evidenced by that depositary receipt, to all the rights and preferences of the preferred stock represented by those depositary shares. Those rights include any dividend, voting, conversion, redemption and liquidation rights. Immediately following our issuance and delivery of the preferred stock to the preferred stock depositary, we will cause the preferred stock depositary to issue the depositary receipts on our behalf.

Dividends and other distributions

The preferred stock depositary will distribute all dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts in proportion to the number of depositary receipts owned by those holders.

If there is a distribution other than in cash, the preferred stock depositary will distribute property it receives to the entitled record holders of depositary receipts. However, if the preferred stock depositary determines that it is not feasible to make that distribution, the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from this sale to the holders of depositary shares.

Withdrawal of stock

If a holder of depositary receipts surrenders the depositary receipts at the corporate trust office of the preferred stock depositary, the holder will be entitled to receive the number of shares of the preferred stock and any money or other property represented by those depositary shares. However, the holder will not be entitled to receive these shares and related assets if the related depositary shares have previously been called for redemption or converted or exchanged into other securities of our company. Holders of depositary receipts will be entitled to receive whole or fractional shares of the preferred stock on the basis of the proportion of preferred stock represented by each depositary share specified in the applicable prospectus supplement. Holders of shares of preferred stock received in exchange for depositary shares will no longer be entitled to receive depositary shares in exchange for shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that is more than the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depositary will issue the holder a new depositary receipt evidencing this excess number of depositary shares at the same time.

Redemption of depositary shares

Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of that redemption date the number of depositary shares representing shares of the preferred stock so redeemed. However, we must have paid in full the redemption price of the preferred stock to be redeemed plus any accrued and unpaid dividends on the preferred stock to the preferred stock depositary.

The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary pro rata or by lot or another equitable method. In each case, we will determine the method for selecting the depositary shares.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders of the related depositary receipts will cease, except the right to receive money or other property that the holders of the depositary receipts were entitled to receive upon such redemption. These payments will be made when the holders surrender their depositary receipts to the preferred stock depositary.

Voting the preferred stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the preferred stock depositary will mail information about the meeting contained in the notice to the record holders of the depositary shares representing such preferred stock. Each record holder of depositary shares on the record date will be entitled to instruct the preferred stock depositary as to how the preferred stock underlying the holder’s depositary shares will be voted. The record date for the depositary shares will be the same as the record date for the preferred stock.

The preferred stock depositary will vote the amount of preferred stock represented by the depositary shares according to these instructions. We will agree to take all reasonable action deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to vote the preferred stock in that manner. The preferred stock depositary will not vote shares of preferred stock for which it does not receive specific instructions from the holders of depositary shares representing that preferred stock. The preferred stock depositary will not be responsible for any failure to carry out any voting instruction, or for the manner or effect of any vote, as long as its action or inaction is in good faith and does not result from its negligence or willful misconduct.

Exchange of preferred stock

Whenever we exchange all of the shares of preferred stock held by the preferred stock depositary for debt securities or common stock, the preferred stock depositary will exchange as of that exchange date all depositary shares representing all of the shares of the preferred stock exchanged for debt securities or common stock. However, we must have issued and deposited with the preferred stock depositary debt securities or common stock for all of the shares of the preferred stock to be exchanged.

The exchange rate per depositary share will be equal to the exchange rate per share of preferred stock, multiplied by the fraction of a share of preferred stock represented by one depositary share, plus all money and other property, if any, represented by such depositary shares, including all accrued and unpaid dividends on the shares of preferred stock.

Conversion of preferred stock

The depositary shares, as such, are not convertible or exchangeable into common stock or any of our other securities or property. Nevertheless, the prospectus supplement relating to an offering of depositary shares may provide that the holders of depositary receipts may surrender their depositary receipts to the preferred stock depositary with written instructions to the preferred stock depositary to instruct us to cause the conversion or exchange of the preferred stock represented by these depositary shares. We have agreed that upon receipt of these instructions and any related amounts payable we will cause the requested conversion or exchange. If the depositary shares are to be converted or exchanged in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

Amendment and termination of the deposit agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock requires the approval of the holders of at least two thirds of the depositary shares then outstanding.

We may terminate the deposit agreement upon not less than 60 days’ notice if holders of a majority of the depository shares then outstanding consent. If we terminate the deposit agreement, the preferred stock depositary will deliver or make available to each holder of depositary receipts that surrenders the depositary receipts it holds, the number of whole or fractional shares of preferred stock represented by the depositary shares evidenced by these depositary receipts.

In addition, the deposit agreement will automatically terminate if:

•	all outstanding depositary shares are redeemed, converted or exchanged; or

•	there is a final distribution in respect of the related preferred stock in connection with any liquidation of our business and the distribution has been distributed to the holders of the related depositary receipts.

Charges of preferred stock depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. Holders of depositary receipts will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

Resignation and removal of depositary

The preferred stock depositary may resign at any time by delivering notice to us. We also may remove the preferred stock depositary at any time. Resignations or removals will take effect upon the appointment of a successor preferred stock depositary. This successor must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward to holders of depositary receipts any reports and communications that we send to the preferred stock depositary with respect to the related preferred stock.

Neither we nor the preferred stock depositary will be liable if it is prevented or delayed, by law or any circumstances beyond its control in performing its obligations under the deposit agreement. Our obligations and the preferred stock depositary’s obligations under the deposit agreement will be limited to performance in good faith and without negligence or willful misconduct of the duties described in the deposit agreement. Neither we nor the preferred stock depositary will be obligated to prosecute or defend any legal proceeding relating to any depositary receipts, depositary shares or shares of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and authorized to this information and on documents believed to be genuine.

If the preferred stock depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary will be entitled to act on the claims, requests or instructions received from us.

DESCRIPTION OF WARRANTS

General

We may issue, together with other securities or separately, warrants to purchase our debt securities, common stock, preferred stock or depositary shares. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as shall be set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with such security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of warrants

Each warrant will entitle the holder thereof to purchase for cash the amount of debt securities, shares of preferred stock, shares of our common stock or depositary shares at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating to those warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock, or our preferred stock at a future date or dates. The price per share of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of (1) a stock purchase contract and (2) debt securities, preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders’ obligations to purchase our common stock or the preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner. The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units.

Unless otherwise specified in the applicable prospectus supplement, the securities related to the stock purchase contracts will be pledged to a collateral agent, for our benefit, under a pledge agreement. The pledged securities will secure the obligations of holders of stock purchase contracts to purchase shares of our common stock or our preferred stock under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to our security interest in those pledged securities. That security interest will be created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement except upon the termination or early settlement of the related stock purchase contracts. Subject to that security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of a stock purchase contract will retain full beneficial ownership of the related pledged securities.

Except as described in the applicable prospectus supplement, the collateral agent will, upon receipt of distributions on the pledged securities, distribute those payments to us or a purchase contract agent, as provided in the pledge agreement. The purchase contract agent will in turn distribute payments it receives as provided in the stock purchase contract.

DESCRIPTION OF SUBSCRIPTION RIGHTS

General

We may issue subscription rights to purchase our debt securities, our common stock, our preferred stock, depositary shares of warrants to purchase debt securities, common stock, preferred stock or depositary shares. We may issue subscription rights independently or together with any other offered security. The subscription rights may or may not be transferable by the recipient of the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting arrangement with one or more underwriters providing for the underwriter(s) to purchase any offered securities remaining unsubscribed for after the subscription rights offering. In connection with a subscription rights offering to our stockholders, certificates evidencing the subscription rights and a prospectus supplement will be distributed to our stockholders on the record date for receiving subscription rights in the subscription rights offering set by use.

The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•	the title of the subscription rights;

•	the securities for which the subscription rights are exercisable;

•	the exercise price for the subscription rights;

•	the number of subscription rights issued to each stockholder;

•	the extent to which the subscription rights are transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of the subscription rights;

•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights will commence, and the date on which the right will expire;

•	the extent to which the subscription rights include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting arrangement entered into by us in connection with the subscription rights offering.

Exercise of subscription rights

Each subscription right will entitle the holder of subscription rights to purchase for cash the principal amount of debt securities, shares of our preferred stock, depositary shares, our common stock, warrants or any combination of those securities at the exercise price as will be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Subscription rights may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. In the event that not all of the subscription rights issued in any offering are exercised, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

We may issue, either separately or together with other securities, shares of our common stock. Under our restated certificate of incorporation, we are authorized to issue up to 1,500,000,000 shares of our common stock. A prospectus supplement relating to an offering of common stock, or other securities convertible or exchangeable for, or exercisable into, common stock, will describe the relevant terms, including the number of shares offered, any initial offering price, and market price and dividend information, as well as, if applicable, information on other related securities. See “Description of Outstanding Capital Stock” below.

DESCRIPTION OF OUTSTANDING CAPITAL STOCK

We have summarized some of the terms and provisions of our outstanding capital stock in this section. The summary is not complete. We have also filed our restated certificate of incorporation, our by-laws and the certificate of designation relating to the Series A preferred stock as exhibits to our annual report on Form 10-K. You should read our restated certificate of incorporation and our by-laws and the certificate of designation relating to the Series A preferred stock for additional information before you purchase any of our capital stock.

As of January 12, 2001, our authorized capital stock was 1,518,500,000 shares. Those shares consisted of:

•	1,500,000,000 shares of common stock, par value $.01 per share;

•	10,000,000 shares of preferred stock, par value $.01 per share; and

•	8,500,000 shares of Class R convertible common stock, par value $.01 per share.

As of January 12, 2001, there were 367,619,715 shares of common stock, no shares of preferred stock and no shares of Class R convertible common stock outstanding.

Common stock

Subject to the senior rights of preferred stock which may from time to time be outstanding, holders of common stock are entitled to receive dividends declared by the board of directors out of funds legally available for their payment. Upon dissolution and liquidation of our business, holders of common stock are entitled to a ratable share of our net assets remaining after payment to the holders of the preferred stock of the full preferential amounts they are entitled to. All outstanding shares of common stock are fully paid and nonassessable.

The holders of common stock are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. Holders of common stock are not entitled to cumulative voting for the election of directors. They are not entitled to preemptive rights.

The transfer agent and registrar for the common stock is Wells Fargo Bank Minnesota, N. A.

Preferred stock

The preferred stock has priority over the common stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation. The board of directors is authorized to fix and determine the terms, limitations and relative rights and preferences of the preferred stock, to establish series of preferred stock and to fix and determine the variations as among series. The board of directors without stockholder approval could issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The board of directors has designated 500,000 shares of Series A junior participating preferred stock. Series A junior participating preferred stock will be issued in units consisting of one one-thousandth of a share of Series A junior participating preferred stock. Series A junior participating preferred stock is on a parity with the common stock with respect to dividends and to other distributions, including the distribution of assets on liquidation. Quarterly dividends per unit equal the amount of the quarterly dividend paid per share of common stock, when, as and if declared by the board of directors. The holders of units are entitled to one vote per unit, voting together with the common stock on all matters submitted to the stockholders. As of the date of this prospectus, there are no outstanding shares of preferred stock.

Anti-takeover provisions

We currently have provisions in our restated certificate of incorporation and by-laws that could have an anti-takeover effect. The provisions in the restated certificate of incorporation include:

•	a classified board of directors;

•	a prohibition on our stockholders taking action by written consent;

•	the requirement that special meetings of stockholders be called only by the board of directors or the chairman of the board; and

•	the requirement of the affirmative vote of at least 66 2/3% of our outstanding shares of stock entitled to vote thereon to adopt, repeal, alter, amend or rescind our by-laws.

The by-laws contain specific procedural requirements for the nomination of directors and the introduction of business by a stockholder of record at an annual meeting of stockholders where such business is not specified in the notice of meeting or brought by or at the discretion of the board of directors. In addition to these provisions, the board of directors has adopted a stockholder’s rights plan, under which rights were distributed in a dividend. These rights entitle the holder to acquire units of Series A junior participating preferred stock, which is exercisable upon the occurrence of certain events, including the acquisition by a person or group of a specified percentage of the common stock.

PLAN OF DISTRIBUTION

We may sell the offered securities as follows:

•	through agents;

•	through underwriters;

•	to dealers; or

•	directly to one or more purchasers.

By agents

Offered securities may be sold through agents designated by us. Unless otherwise indicated in a prospectus supplement, the agents will use their best efforts to solicit purchases for the period of their appointment.

By underwriters

If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

To dealers

If a dealer is used in the sale, we will sell the offered securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale.

Direct sales

We may also sell offered securities directly to institutional investors or others. These sales may include ones made under arrangements with the investors under which we have the right to require the investors to purchase the offered securities from us from time to time at prices tied to the market price for those securities.

Delayed delivery contracts

We may authorize underwriters, dealers and agents to solicit offers by certain institutional investors to purchase offered securities under contracts providing for payment and delivery on a future date specified in the prospectus supplement. The prospectus supplement will also describe the public offering price for the securities and the commission payable for solicitation of these delayed delivery contracts. Delayed delivery contracts will contain definite fixed price and quantity terms. The obligations of a purchaser under these delayed delivery contracts will be subject to only two conditions:

•	that the institution’s purchase of the securities at the time of delivery of the securities is not prohibited under the law of any jurisdiction to which the institution is subject; and

•	that we shall have sold to the underwriters the total principal amount of the offered securities, less the principal amount covered by the delayed delivery contracts.

General information

Underwriters, dealers, agents and direct purchasers that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation described in a prospectus supplement.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

The place, time of delivery and other terms of the sale of the offered securities will be described in the prospectus supplement.

LEGAL MATTERS

Willkie Farr & Gallagher will issue an opinion for us about the legality of the offered securities. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of Level 3 Communications, Inc. as of December 31, 1999 and December 31, 1998 and for the years then ended, incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been incorporated herein in reliance upon the authority of said firm as experts in giving said report.

The consolidated statements of operations, cash flows and changes in stockholders’ equity of Level 3 Communications, Inc. for the year ended December 27, 1997, as well as the consolidated balance sheets of RCN Corporation and Subsidiaries as of December 31, 1999 and 1998 and the related statements of operations, cash flows, comprehensive income, and changes in stockholders’ equity, for each of the three years in the period ended December 31, 1999, incorporated by reference in this registration statement, have been incorporated herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

$325,000,000

Level 3 Communications, Inc.

2.875% Convertible Senior Notes due 2010

PROSPECTUS SUPPLEMENT

July 1, 2003

(Including Prospectus dated January 31, 2001)

Citigroup

Credit Suisse First Boston

JPMorgan

Merrill Lynch & Co.

Morgan Stanley